      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1996

                                          REGISTRATION STATEMENT NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 RESTRAC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            7371                           04-2935271
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                            ------------------------

                                 RESTRAC, INC.
                                 3 ALLIED DRIVE
                                DEDHAM, MA 02026
                                 (617) 320-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                                LARS D. PERKINS
                                 RESTRAC, INC.
                                 3 ALLIED DRIVE
                                DEDHAM, MA 02026
                                 (617) 320-5600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              JOHN J. EGAN III, ESQ.                            PATRICK J. RONDEAU, ESQ.
            GOODWIN, PROCTER & HOAR LLP                               HALE AND DORR
                  EXCHANGE PLACE                                     60 STATE STREET
                 BOSTON, MA 02109                                   BOSTON, MA 02109
                  (617) 570-1000                                     (617) 526-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------
                                                          PROPOSED          PROPOSED
      TITLE OF EACH CLASS OF             AMOUNT            MAXIMUM           MAXIMUM          AMOUNT OF
         SECURITIES TO BE                 TO BE        OFFERING PRICE       AGGREGATE       REGISTRATION
            REGISTERED                REGISTERED(1)     PER SHARE(2)    OFFERING PRICE(2)        FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......     2,875,000          $14.00          $40,250,000         $13,880
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares of Common Stock which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457 under the Securities Act of 1933, as amended.

                            -----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 RESTRAC, INC.

                             CROSS REFERENCE SHEET

                ITEM NUMBER OF CAPTION                 LOCATION OR HEADING IN PROSPECTUS
      ------------------------------------------  --------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....  Outside Front Page of Registration Statement
                                                  and Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................  Inside Front Cover Page and Outside Back
                                                  Cover Page of Prospectus
  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........  Prospectus Summary, Risk Factors and
                                                  Selected Financial Data
  4.  Use of Proceeds...........................  Use of Proceeds
  5.  Determination of Offering Price...........  Outside Front Cover Page of Prospectus and
                                                  Underwriting
  6.  Dilution..................................  Dilution
  7.  Selling Security Holders..................  Principal and Selling Stockholders
  8.  Plan of Distribution......................  Outside Front Cover Page of Prospectus and
                                                  Underwriting
  9.  Description of Securities to be
      Registered................................  Outside Front Cover Page of Prospectus,
                                                  Prospectus Summary and Description of
                                                  Capital Stock
 10.  Interest of Named Experts and Counsel.....  Not Applicable
 11.  Information With Respect to the
      Registrant................................  Prospectus Summary, Risk Factors, Dividend
                                                  Policy, Capitalization, Selected Financial
                                                  Data, Management's Discussion and Analysis
                                                  of Financial Condition and Results of
                                                  Operations, Business, Management, Certain
                                                  Transactions, Principal and Selling
                                                  Stockholders, Description of Capital Stock,
                                                  Shares Eligible for Future Sale and
                                                  Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK

     Of the 2,500,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by the Company and 1,000,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol RTRK.

     THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

                                                                                    Proceeds to
                                Price to        Underwriting      Proceeds to         Selling
                                 Public         Discount(1)        Company(2)       Stockholders
- --------------------------------------------------------------------------------------------------
Per Share.................         $                 $                 $                 $
Total(3)..................         $                 $                 $                 $
- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) Certain of the Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this
    option in full, the Price to Public will total $          , the Underwriting
    Discount will total $          , the Proceeds to Company will total
    $          and the Proceeds to Selling Stockholders will total $          .
    See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about             , 1996.

                            ------------------------

MONTGOMERY SECURITIES

                          WESSELS, ARNOLD & HENDERSON

                                                    ADAMS, HARKNESS & HILL, INC.
                                           , 1996

                                    RESTRAC

                        HUMAN RESOURCE STAFFING SOFTWARE



                            [GRAPHIC OF A BULLSEYE]


                                      FOR

                   THE STRATEGIC MANAGEMENT OF HUMAN CAPITAL


                                   [ART WORK]

     "Restrac" is a registered trademark of the Company and all of the Company's logos and product names are trademarks of the Company. This Prospectus also contains trademarks of other companies.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    RESTRAC

                       CLIENT/SERVER STAFFING SOFTWARE


2. CREATE CANDIDATE POOL

Organizations create a comprehensive
re-usable pool of candidates. This
repository can then be searched by                          [GRAPHIC OF A
recruiters throughout the enterprise                          SPHERE]
who have open positions to fill
or projects to staff.                                Candidate Skills Repository

Automated Input

3. FIND CANDIDATES

Based on user-defined job
requirements, Restrac provides a
ranked list of qualified candi-                             [GRAPHIC OF A
dates and displays their resumes                           COMPUTER SCREEN]
with key skills highlighted.

Spelling

4. EXPEDITE STAFFING PROCESS

Restrac provides database man-
agement and workflow functional-
ity to automate the workflow of                           [GRAPHIC OF A
the staffing process. Its process-                       COMPUTER SCREEN]
oriented design enables users to
coordinate the staffing process
across the enterprise.


5. CONNECT STAFFING TEAM

Restrac facilitates communications between
human resources, hiring managers and appli-
cants. Resumes can be reviewed via e-mail.                 [GRAPHIC OF A PERSON
Interactive voice response capabilities enable                IN A CHAIR]
managers to review requisition status using a telephone to access the system directly.

6. REPORT

After candidates are hired and
deployed, Restrac's reporting
capabilities enable the organi-
zation to analyze staffing
effectiveness and demonstrate
compliance with Equal
Employment Opportunity
(EEO) requirements.

Hire and Deploy

[ARROW]
Review and Interview

[ARROW]
Regional Sales Manager                           [GRAPHIC OF A PERSON]

[ARROW]
Plant Manager                                    [GRAPHIC OF A PERSON]

[ARROW]
Software Engineer                                [GRAPHIC OF A PERSON]

[ARROW]
Job Requirements

1. CAPTURE CANDIDATE
INFORMATION

Restrac provides organizations with multi-        [PICTURE OF A COMPUTER SCREEN]
ple methods for automating the collection of candidate skills. These include resume scanning, e-mail, fax, employment kiosks and the Internet. These capabilities reduce administrative tasks and allow companies to access a broader candidate pool.


E-mail/                         Scan
Internet                        [GRAPHIC OF A SCANNER]
[GRAPHIC OF A COMPUTER]
                                                  [ARROWS]       Automated Input

Fax                             Kiosk
[GRAPHIC OF A PIECE OF PAPER]   [GRAPHIC OF A COMPUTER]
                                                                     [ARROWS]

                                [GRAPHIC OF A PERSON AT A DESK]




CLIENT/SERVER, WINDOWS-BASED SYSTEMS

Restrac's client/server software supports Microsoft Windows on the desktop, industry standard SQL databases on the server and TCP/IP protocol - providing high performance, scalable implementation on local area networks, wide area networks, the Internet and Intranets.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option and the automatic conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 2,502,696 shares of Common Stock upon the closing of this offering and (ii) has been adjusted to reflect a three-for-one stock split of the Common Stock effected as a stock dividend in May 1995 and a three-for-two stock split of the Common Stock effected as a stock dividend in May 1996.

                                  THE COMPANY

     Restrac, Inc. ("Restrac" or the "Company") designs, develops, markets, implements and supports human resource ("HR") staffing software to automate the recruitment, selection and placement of an organization's workforce. The Company's staffing software enables organizations to strategically manage their human capital by reducing hiring and placement costs, decreasing time to fill positions and providing more effective skills management and worker deployment. The Company's products -- Restrac Hire and Resume Reader for
PeopleSoft -- provide HR departments with client/server solutions to quickly and efficiently build and search comprehensive "pools" of resume skills data to find the workers they need, while also managing the workflow of the staffing process.

     The management of human capital is increasingly being viewed as a business imperative and has emerged in recent years as a key element of corporate strategy. Recruiting and deploying the most qualified employees is now being recognized as critical to an organization's long-term success. In addition, the development of distributed client/server computing and the emergence of the Internet have provided the technological framework for organizations to automate and disseminate a process that was historically centralized on systems designed for other record-keeping functions, such as payroll processing, accounting and reporting. As a result, demand has grown for a new generation of HR staffing systems that provide HR departments with the ability to rapidly build and search comprehensive pools of candidate skills data and automate the staffing process.

     The Company's current software offerings are open, client/server applications that utilize standard industry communications protocols, such as TCP/IP, allowing for high performance, scalable implementations across local area networks, wide area networks, the Internet and Intranets (Internet-based networks within an enterprise). The Company's software supports industry standards, such as Microsoft Windows and most leading relational databases (including Oracle, Microsoft SQLServer and Sybase), server platforms (including Windows NT and many UNIX variants), e-mail systems (including Microsoft Mail and Lotus cc:Mail) and desktop productivity tools (including Lotus Notes). This open architecture has facilitated integration with other systems providing customers with integrated, multi-vendor solutions to meet their specific needs.

     Since the introduction of Restrac Hire in 1993, the Company has licensed its client/server, Windows-based staffing software to approximately 200 customers. Approximately 250 other organizations continue to license the Company's earlier DOS-based recruiting and succession planning products. Within these 450 organizations, there are over 4,000 licensed users of the Company's products. The Company's products are primarily licensed by large corporate employers experiencing accelerated growth, significant reorganization or downsizing or a scarcity of skilled labor, or by companies reengineering their HR function to reduce costs. Due to the products' flexible skills management and search capabilities, the products are also licensed by consulting firms and providers of full-time, contract or temporary labor. Twenty-eight of the 50 most profitable U.S. companies cited in Fortune magazine's 1996 "Fortune 1000" report use the Company's software. The Company's customer base includes Hewlett-Packard, American Express, British Telecom, AT&T, Intel, Johnson & Johnson and Levi Strauss.

                                  THE OFFERING

Common Stock offered by the Company.................  1,500,000 shares
Common Stock offered by the Selling Stockholders....  1,000,000 shares
Common Stock to be outstanding after this
  Offering..........................................  7,874,383 shares(1)
Use of Proceeds.....................................  Working capital and other general corporate purposes
Proposed Nasdaq National Market symbol..............  RTRK

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  SIX MONTHS
                                                                                                     ENDED
                                                       FISCAL YEAR ENDED SEPTEMBER 30,             MARCH 31,
                                                 --------------------------------------------   ---------------
                                                  1991     1992     1993     1994      1995      1995     1996
                                                 ------   ------   ------   -------   -------   ------   ------
STATEMENT OF OPERATIONS DATA:
  Revenue......................................  $2,325   $3,879   $5,670   $ 9,737   $15,014   $6,211   $9,903
  Income (loss) from operations................    (189)      54      172       871       537      583      835
  Net income (loss)............................    (213)      13       89       606       401      387      527
  Pro forma net income per common
    and common equivalent share(2).............                                       $   .06            $  .08
  Pro forma weighted average number of common
    and common equivalent shares outstanding...                                         6,949             6,938
OTHER DATA:
  Income (loss) from operations before
    non-recurring charge(3)....................    (189)      54      172       871     1,548      583      835

                                                                                  MARCH 31, 1996
                                                                        ----------------------------------
                                                                                             PRO FORMA
                                                                        PRO FORMA(4)     AS ADJUSTED(4)(5)
                                                                        ------------     -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents...........................................    $  4,313            $21,299
  Working capital.....................................................       2,094             19,629
  Total assets........................................................      10,084             27,070
  Total liabilities...................................................       6,587              6,038
  Stockholders' equity................................................       3,497             21,032

- ---------------
(1) Based upon shares outstanding as of May 8, 1996. Excludes 641,844 shares of Common Stock which were subject to outstanding options under the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan") as of May 8, 1996 at a weighted average exercise price of approximately $2.65 per share. See "Capitalization," "Management -- Stock Option Plans" and Note 6 of Notes to Financial Statements.

(2) Computed on the basis described in Note 1 of Notes to Financial Statements.

(3) Determined before non-recurring charge in fiscal 1995 related to the buy-out of certain product distribution rights. See Note 2 of Notes to Financial Statements.

(4) Gives effect to the conversion of all then outstanding shares of Convertible Preferred Stock into an aggregate of 2,502,696 shares of Common Stock upon the closing of this offering and the accrual of accumulated dividends due upon conversion of the Convertible Preferred Stock.

(5) Adjusted to give effect to the receipt of the net proceeds from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $13.00 per share), after deducting the estimated underwriting discount and offering expenses and the payment of dividends due upon conversion of the Convertible Preferred Stock. See "Use of Proceeds" and "Capitalization."
                            ------------------------

     The Company was incorporated in Massachusetts in 1982 and reincorporated in Delaware in 1993. The Company's principal executive offices are located at 3 Allied Drive, Dedham, Massachusetts 02026, and its telephone number is (617) 320-5600. The Company's home page is located at www.restrac.com.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's results of operations have been, and may in the future be, subject to significant quarterly fluctuations, due to a variety of factors, including the relatively lengthy sales cycle for the Company's products, the relatively large size of a typical product sale, the timing of contracts, the introduction of new products by the Company or its competitors, capital spending patterns of customers, the Company's sales incentive strategy and general economic conditions. Historically, revenue in the first fiscal quarter has been lower than in the preceding fourth fiscal quarter (which typically has the highest revenue and net income), due largely to sales incentive programs focused on annual operating results. A substantial portion of the Company's revenue occurs during the last few weeks of each quarter; therefore, any delays in orders or shipments are more likely to result in revenue not being recognized until the following quarter. The Company's current expense levels are based in part on its expectations of future revenue and, as a result, net income for a given period could be disproportionately affected by any reduction in revenue. There can be no assurance that the Company will be able to achieve significant revenue, that the level of revenue in the future will not decrease from past levels or that in some future quarter the Company's revenue or operating results will not be below the expectations of stock market securities analysts and investors. In such event, the Company's profitability and price of its Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMERGING MARKETS

     The market for automated human resource staffing solutions is relatively new and undeveloped. The Company's future success is substantially dependent on broader recognition of the potential benefits afforded by automated staffing software and the growth in demand for such solutions. Because the market for such software is only beginning to develop, it is difficult to assess the size of the market, the customer demands that will evolve and the competition that may emerge. There can be no assurance that the market for automated staffing software will continue to grow or that the introduction of new technologies or services will not render the Company's existing software obsolete or unmarketable.

     The market for automated staffing solutions is undergoing rapid changes, including continuing advances in technology and changes in customer requirements and preferences. These market dynamics have been exacerbated by the emergence of the Internet as a communications medium for staffing solutions. The Company's future success will depend in significant part on its ability to continually improve the performance, features and reliability of its software in response to the evolving demands of the marketplace and competitive product offerings, and there can be no assurance that the Company will be successful in doing so. In addition, an element of the Company's business strategy is the development and introduction of new products, functionalities and other staffing solutions that capitalize on the increasing use of the Internet as a communications medium. The development process for the Company's new products, functionalities and other staffing solutions which target the Internet may be significantly different and longer than the development process for the Company's current software, and this may result in higher development costs, longer development cycles or a loss in market acceptance. There can be no assurance that the Company will be successful in developing and marketing products, functionalities and other staffing solutions for the Internet, that its future offerings will keep pace with technological changes in the market or new technologies introduced by competitors or that it will satisfy evolving consumer preferences. Development of Internet-based products, functionalities and other staffing solutions will also depend on increased acceptance of the Internet for staffing solutions and the development of the necessary infrastructure to facilitate commercial applications on the Internet. There can be no assurance of such acceptance or infrastructure development. Failure to develop and introduce new products, functionalities and other staffing solutions in a timely fashion could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Development."

DEPENDENCE ON PRINCIPAL PRODUCT

     The Company currently derives most of its revenue from its Restrac Hire product. As a result, any factor adversely affecting sales of this product would have a material adverse effect on the Company. The future success of the Company also depends, in part, on achieving broader market acceptance of Restrac Hire, as well as the ability to continue to enhance Restrac Hire to meet the evolving needs of its customers. Moreover, the Company anticipates that its existing and new competitors will introduce additional competitive products. This competition may reduce future market acceptance of Restrac Hire. The market acceptance of the Company's software is difficult to estimate due in large measure to the effect of new products, applications or product enhancements, technological changes in the marketplace for staffing solutions and future competition. There can be no assurance that the Company will maintain and expand acceptance of Restrac Hire. The failure of the Company to maintain and expand its market acceptance as a result of competition, technological change or other factors, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

MANAGEMENT OF GROWTH

     The Company's business has grown rapidly in recent periods, with total revenues increasing from $5.7 million in fiscal 1993 to $15 million in fiscal 1995. The growth of the Company's business and expansion of the Company's customer base has resulted in substantial growth in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations, resulting in increased responsibility for management personnel. The Company's future results of operations will depend on the ability of its officers and other key employees to continue to implement its operational, customer support and financial control systems and to expand, train and manage its employee base. Although the Company currently has no agreements, commitments or understandings relating to any acquisitions, the Company may undertake acquisitions in the future. Any such transactions would place additional strains upon the Company's management resources. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The marketplace for staffing solutions is intensely competitive and is rapidly changing. The Company encounters direct competition from a number of companies providing staffing solutions, including (i) other human resource staffing software companies, (ii) providers of general human resource information systems, (iii) agencies providing or sourcing full-time, contract and temporary labor, (iv) information systems departments of potential prospects that develop custom software, and (v) providers of other client/server application software or document management systems.

     The Company's primary direct competitor is Resumix, Inc., which was acquired by Ceridian, Inc. in 1995. The Company also competes directly against other providers of human resource staffing software, most of which are small privately held companies providing less functional products at lower prices. In addition, vendors of general human resource information systems generally include applicant tracking modules in their offerings which can compete with the Company's products. Moreover, there can be no assurance that such vendors will not develop and market products in direct competition with the Company. Some of the Company's current and many of its potential competitors, including PeopleSoft and many other providers of general human resource information systems, are large, publicly traded organizations with access to significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond to market changes, emerging technologies or changes in customer requirements more rapidly and devote more resources to the development, marketing and sales of their products than the Company. Competition may increase from new market entrants (particularly if the market for automated staffing solutions continues to develop) or through consolidations in the software industry and/or cooperative relationships among companies. Although the Company believes that at the present time its products are competitively priced, an increase in competition could result in price reductions and loss of market share. Such competition and any resulting price reductions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON THIRD PARTIES

     A key element of the Company's business strategy is to develop relationships with leading industry organizations in order to increase the Company's market presence, expand distribution channels and broaden the Company's product line. For example, the Company generated approximately 16% of its revenue during the first six months of fiscal 1996 from the sale of Resume Reader for PeopleSoft, a product jointly marketed by the Company and PeopleSoft which integrates the high volume resume-scanning, skills management and search capabilities found in the Company's Restrac Hire product with PeopleSoft's HRMS product. The Company believes that its continued success depends in large part on its ability to maintain such relationships and cultivate additional relationships. There can be no assurance that the Company's existing strategic partners such as PeopleSoft or future strategic partners will not develop and market products in direct competition with the Company or otherwise discontinue their relationships with the Company, or that the Company will be able to successfully develop additional strategic relationships.

     In addition, certain technology incorporated in the Company's software, including Verity's text search technology and TASC's imaging technology, is licensed from third parties on a nonexclusive basis. The Company believes that there are alternative sources for each of the material components of technology licensed by the Company from third parties. However, the termination of any of such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources. In addition, any required replacement licenses could prove more costly than the Company's current license relationships and might not provide technology as powerful and functional as the third-party technology currently licensed by the Company. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could have a material adverse effect on the Company's results of operations for that quarter. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all. See "Business -- Strategic Relationships."

RISK OF NEW PRODUCT INTRODUCTIONS; RISK OF PRODUCT DEFECTS

     As the marketplace for staffing solutions continues to evolve, the Company plans to develop and introduce new products to enable it to effectively address the changing needs of that market. There is no guarantee that the Company will be able to develop new products or that such products will achieve market acceptance or, if market acceptance is achieved, that the Company will be able to maintain such acceptance for a significant period of time. Any inability of the Company to quickly develop products that address changes in technology or customer demands may require the Company to substantially increase development expenditures or result in a loss of market share to a competitor.

     Products as complex as those offered by the Company may contain undetected errors when first introduced or when new versions are released. The Company has in the past discovered software errors in certain of its product offerings after their introduction. There can be no assurance that, despite testing by the Company, errors will not occur in new products or releases after commencement of commercial shipments, resulting in adverse publicity, in loss of or delay in market acceptance, or in claims by the customer against the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends to a significant extent on its senior management and other key employees, including its Chief Executive Officer, Lars
D. Perkins. The Company also believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the computer software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Furthermore, although the Company is a party to non-competition agreements with each of its senior executives, the laws governing such agreements are in continual flux and the enforceability of such agreements in each jurisdiction in which enforcement might be sought is uncertain. The Company's inability to attract and retain additional key employees or the loss of one or more of its current key employees could materially adversely affect the Company's business, financial condition and results of operations. See "Management" and "Business -- Employees."

INTERNATIONAL SALES

     Although international sales have been insignificant to date, an important element of the Company's business strategy is the expansion of its existing international operations and entry into additional international markets, which will require significant management attention and financial resources. The Company established a regional sales and services office in Reading, England in March 1995. In order to successfully expand international sales, the Company must establish additional foreign operations and hire additional personnel. To the extent that the Company is unable to do so in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, financial condition and results of operations could be materially adversely affected. In addition, there can be no assurance that the Company will be able to maintain or increase international market demand for its products. Additional risks inherent in the Company's international business activities generally include currency fluctuations, unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and difficulties associated with localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws and political and economic instability. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales or the Company's overall business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS; RISK OF LITIGATION

     The Company relies on a combination of copyright and trade secret laws, employee and third party non-disclosure agreements and other methods to protect its proprietary rights. There can be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. The Company's inability to protect its proprietary rights would have a material adverse effect on the Company's business, financial condition and results of operations.

     As the number of human resource application software products in the industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products. Although the Company is not currently the subject of any intellectual property litigation, there has been substantial litigation regarding copyright, patent and other intellectual property rights involving computer software companies. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation may require the Company to obtain a license and/or pay damages, which could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

NO PRIOR PUBLIC MARKET; MARKET VOLATILITY

     Prior to this offering, there has been no public market for the Company's Common Stock. Although the Company's Common Stock has been approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained following this offering. The initial public offering price of the Common Stock will be determined in negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters, and may not be indicative of future market prices. In addition, in recent years the stock market in general, and the market for shares of small capitalization companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance. General market price declines or market volatility in the future could adversely affect the market price of the Common Stock. See "Underwriting."

CONCENTRATION OF SHARE OWNERSHIP

     Based on the number of shares of Common Stock that will be outstanding upon completion of this offering, directors and officers of the Company, together with entities affiliated with them, will own 62.6% of the Company's outstanding Common Stock in the aggregate (57.9% assuming the exercise in full of the Underwriters' over-allotment option). As a result, these stockholders will retain the voting power required to elect all directors and to approve other matters requiring approval by the stockholders of the Company. See
"Management -- Executive Officers and Directors" and "Principal and Selling Stockholders."

POTENTIAL IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following the offering could have an adverse effect on the market price of the Common Stock. Approximately 2,530,000 shares (including the 2,500,000 shares offered hereby) will be eligible for sale in the public market immediately following the effective date of the Registration Statement, and approximately 5,240,814 additional shares will become eligible for sale in the public market upon the expiration of agreements with the Underwriters not to sell such shares until 180 days after the date of this Prospectus. Holders of 4,822,547 shares have contractual rights to have those shares registered with the Securities and Exchange Commission for resale to the public. In addition, 30 days after the effective date of the Registration Statement, the Company intends to file a registration statement covering the 1,750,000 shares of Common Stock issued or reserved for issuance under the 1994 Stock Option Plan, the Company's 1996 Stock Option and Grant Plan (the "1996 Stock Option Plan") and the Employee Stock Purchase Plan, and upon filing any shares subsequently issued under such Plans will be eligible for sale in the public market, subject to compliance with Rule 144 in the case of affiliates of the Company. See "Shares Eligible for Future Sale."

EFFECT OF CERTAIN CHARTER PROVISIONS

     The Company's Board of Directors has the authority to issue shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. Furthermore, certain provisions of the Company's Certificate of Incorporation and By-laws, such as the classification of the Board of Directors and prohibitions against stockholders acting by written consent or calling special meetings of stockholders, may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock and deprive stockholders of an opportunity to receive a premium for their shares. See "Management" and "Description of Capital Stock."

DILUTION

     Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of the net tangible book value of the Common Stock. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share are estimated to be approximately $17,535,000. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The principal reasons for this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock, which will facilitate future access by the Company to public equity markets and enhance the ability of the Company to use its Common Stock as consideration for acquisitions and as a means for attracting and retaining key employees.

     The Company intends to use the net proceeds of this offering primarily for working capital and other general corporate purposes, including expansion of the Company's product development and sales and marketing efforts, payment of an estimated $548,733 of accumulated dividends due upon conversion of the Convertible Preferred Stock, and potential acquisitions, including the purchase or license of new technologies. The amounts actually expended by the Company for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations and the progress of the Company's product development efforts. In addition, the Company may make one or more acquisitions of complementary technologies, products or businesses which broaden or enhance the Company's current product offerings. However, the Company has no specific agreements, commitments or understandings with respect to any such acquisition.

     Pending the uses described above, the net proceeds will be invested in interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. In April and July, 1994, the Company paid aggregate dividends of $146,871 to the holders of Convertible Preferred Stock, in accordance with the terms and conditions of that certain Stock Purchase Agreement dated January 5, 1994 (the "1994 Financing Agreement"). In connection with the conversion of the Convertible Preferred Stock into Common Stock upon the closing of this offering, the Company will be required to pay an estimated $548,733 of dividends to the holders of Convertible Preferred Stock. The Company currently intends to retain any earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company is restricted by its bank credit agreement from paying cash dividends without the prior written consent of the bank (which has been obtained with respect to the dividends described above).

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1996, the Company's unaudited (i) pro forma capitalization after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 2,502,696 shares of Common Stock upon the closing of this offering, and (ii) pro forma as adjusted capitalization to reflect the sale by the Company of the 1,500,000 shares of Common Stock offered hereby and the receipt by the Company of the estimated net proceeds therefrom, based upon an assumed initial public offering price of $13.00 per share, and after deducting the estimated underwriting discount and offering expenses and the payment of accumulated dividends due upon conversion of the Convertible Preferred Stock. The capitalization information set forth in the table below is qualified by the more detailed Financial Statements and Notes thereto appearing elsewhere in this Prospectus and should be read in conjunction with such Financial Statements and Notes.

                                                                            MARCH 31, 1996(1)
                                                                        -------------------------
                                                                                       PRO FORMA
                                                                        PRO FORMA     AS ADJUSTED
                                                                        ---------     -----------
                                                                          (IN THOUSANDS, EXCEPT
                                                                               SHARE DATA)
Short-term debt (including current portion of long-term debt).......    $      11      $      11
                                                                          =======        =======
Long-term debt (excluding current portion)..........................    $       6      $       6
                                                                          -------        -------
Convertible Preferred Stock, $1.00 par value, 1,000,000 shares
  authorized, none issued or outstanding............................           --             --
Stockholders' equity(2):
  Preferred Stock, $.01 par value, 5,000,000 shares authorized,
     no shares issued or outstanding................................           --             --
  Common Stock, $.01 par value, 30,000,000 shares authorized,
     7,061,283 shares issued pro forma; 8,561,283 shares issued pro
     forma as adjusted..............................................           71             86
  Additional paid-in capital........................................        3,700         21,220
  Treasury stock, at cost, 686,900 shares...........................         (831)          (831)
  Retained earnings.................................................          557            557
                                                                          -------        -------
     Total stockholders' equity.....................................        3,497         21,032
                                                                          -------        -------
          Total capitalization......................................    $   3,503      $  21,038
                                                                          =======        =======

- ---------------

(1) The Company's Board of Directors and the stockholders have approved the amendment and restatement of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock to 30,000,000 and 5,000,000 shares, respectively. See "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

(2) Excludes 517,919 shares of Common Stock which were subject to outstanding stock options under the Company's 1994 Stock Option Plan as of March 31, 1996 at a weighted average exercise price of approximately $1.01 per share. See "Management -- Stock Option Plans" and Note 6 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1996 was approximately $3,496,935, or $0.55 per share, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 2,502,696 shares of Common Stock upon the closing of this offering. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, including the accrual of accumulated dividends on the Convertible Preferred Stock, divided by the pro forma number of shares of Common Stock outstanding, including the shares of Common Stock resulting from the conversion of the Convertible Preferred Stock. Without taking into account any other changes in the net tangible book value after March 31, 1996, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and after deducting the estimated underwriting discount and offering expenses and the payment of accumulated dividends due upon conversion of the Convertible Preferred Stock, the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $21,031,935, or $2.67 per share. This represents an immediate increase in pro forma net tangible book value of $2.12 per share to existing stockholders and an immediate dilution of $10.33 per share to new investors. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.....................            $13.00
                                                                                    -------
      Pro forma net tangible book value per share as of March 31,
         1996...........................................................  $0.55
                                                                          ------
                                                                              -
      Increase per share attributable to new investors..................   2.12
                                                                          ------
                                                                              -
    Pro forma net tangible book value per share as of March 31, 1996....              2.67
                                                                                    -------
    Dilution per share to new investors.................................            $10.33
                                                                                    =======

     The following table summarizes, as of March 31, 1996, after giving effect to the conversion of all outstanding shares of Convertible Preferred Stock into an aggregate of 2,502,696 shares of Common Stock upon the closing of this offering, the differences between existing stockholders and purchasers of shares in this offering (at an assumed initial public offering price of $13.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                    SHARES PURCHASED          TOTAL CONSIDERATION
                                  ---------------------     -----------------------     AVERAGE PRICE
                                   NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                  ---------     -------     -----------     -------     -------------
    Existing stockholders(1)....  6,374,383       81.0%     $ 3,546,887       15.4%        $  0.56
    New investors(1)............  1,500,000       19.0       19,500,000       84.6           13.00
                                  ---------     ------        ---------     ------
              Total.............  7,874,383      100.0%     $23,046,887      100.0%
                                  =========     ======        =========     ======

- ---------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 5,374,383 or approximately 68.3% and will increase the number of shares held by new investors to 2,500,000 or approximately 31.7% of the total number of shares of Common Stock outstanding after this offering.

     The foregoing computations do not give effect to the exercise of any stock options outstanding as of March 31, 1996. As of March 31, 1996, 517,919 shares of Common Stock were subject to outstanding options under the Company's 1994 Stock Option Plan at a weighted average exercise price of approximately $1.01 per share. To the extent that any outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Stock Option Plans" and Note 6 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to the Company's statements of operations for the three fiscal years ended September 30, 1993, 1994 and 1995 and the balance sheets at September 30, 1994 and 1995 are derived from the financial statements of the Company included elsewhere in this Prospectus that have been audited by Arthur Andersen LLP, independent public accountants. The selected balance sheet data as of September 30, 1993 are derived from the Company's financial statements, not included in this Prospectus, which have been audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the two fiscal years ended September 30, 1991 and 1992 and the balance sheet data as of September 30, 1991 and 1992 are derived from the Company's unaudited financial statements not included herein. The statement of operations data for the six months ended March 31, 1995 and 1996 and the balance sheet at March 31, 1996 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 30, 1996. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                              SIX MONTHS
                                                                                                                 ENDED
                                                                FISCAL YEAR ENDED SEPTEMBER 30,                MARCH 31,
                                                        -----------------------------------------------    -----------------
                                                         1991      1992      1993      1994      1995       1995      1996
                                                        ------    ------    ------    ------    -------    ------    -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Product revenue..................................   $1,150    $2,365    $3,776    $6,816    $10,024    $4,133    $ 6,100
    Services revenue.................................    1,175     1,514     1,894     2,921      4,990     2,078      3,803
                                                        ------    ------    ------    ------    -------    ------    -------
        Total revenue................................    2,325     3,879     5,670     9,737     15,014     6,211      9,903
  Cost of revenue:
    Product revenue..................................      154       325       719     1,350      1,425       713        932
    Services revenue.................................      653       746     1,362     1,589      2,984     1,148      2,192
                                                        ------    ------    ------    ------    -------    ------    -------
        Total cost of revenue........................      807     1,071     2,081     2,939      4,409     1,861      3,124
                                                        ------    ------    ------    ------    -------    ------    -------
  Gross margin.......................................    1,518     2,808     3,589     6,798     10,605     4,350      6,779
  Operating expenses:
    Research and development.........................       54       515       674     1,343      1,365       593        864
    Sales and marketing..............................      897     1,145     1,553     3,335      5,661     2,395      3,758
    General and administrative.......................      756     1,094     1,190     1,249      2,031       779      1,322
    Non-recurring charge.............................       --        --        --        --      1,011        --         --
                                                        ------    ------    ------    ------    -------    ------    -------
        Total operating expenses.....................    1,707     2,754     3,417     5,927     10,068     3,767      5,944
                                                        ------    ------    ------    ------    -------    ------    -------
  Income (loss) from operations......................     (189)       54       172       871        537       583        835
  Other income (expense), net........................      (24)      (26)       24        73        138        63        101
                                                        ------    ------    ------    ------    -------    ------    -------
  Income (loss) before provision for income taxes....     (213)       28       196       944        675       646        936
  Provision for income taxes.........................       --        15       107       338        274       259        409
                                                        ------    ------    ------    ------    -------    ------    -------
  Net income (loss)..................................   $ (213)   $   13    $   89    $  606    $   401    $  387    $   527
                                                        ======    ======    ======    ======    =======    ======    =======
  Pro forma net income per common and
    common equivalent share..........................                                           $   .06              $   .08
                                                                                                =======              =======
  Pro forma weighted average number of common and
    common equivalent shares outstanding.............                                             6,949                6,938
                                                                                                =======              =======

                                                                           SEPTEMBER 30,
                                                         --------------------------------------------------     MARCH 31,
                                                          1991       1992       1993       1994       1995         1996
                                                         ------     ------     ------     ------     ------     ----------
                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................    $  331     $  272     $  200     $2,735     $2,967      $  4,313
  Working capital....................................      (233)      (227)      (315)     2,459      1,971         2,474
  Total assets.......................................     1,204      1,616      2,609      6,150      9,139        10,084
  Total liabilities..................................     1,235      1,587      2,430      6,629      9,498        10,021
  Stockholders' equity (deficit).....................       (31)        29        179       (479)      (359)           63

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company's products and the markets it serves have evolved and expanded in concert with the rapid advancements in technology and the elevated focus on human resource management. From its inception in 1982 through the first half of fiscal 1993, the Company's product sales consisted primarily of DOS-based applicant tracking and succession planning systems. In June 1993, the Company introduced a new generation of Windows-based client/server staffing software, which incorporates high-volume resume-scanning, skills management and search capabilities. From its inception though fiscal 1993, the Company was essentially self-financed. In January 1994, the Company raised approximately $3.2 million in net proceeds from a preferred equity financing from various venture capital funds, of which approximately $800,000 was used to redeem certain outstanding shares of Common Stock.

     At March 31, 1996, the Company had approximately 450 licensed customers, approximately 200 of which were using its client/server, Windows-based software. Prior to fiscal 1995, the Company focused primarily on the North American market. To date, revenue from outside of North America has not exceeded 4% of total revenue for any fiscal year.

     Total revenue consists of product revenue and services revenue. In recent years, product revenue has represented approximately two-thirds of total revenue, with services revenue accounting for approximately one-third. Product revenue is primarily derived from perpetual licenses to use the Company's products. Through September 30, 1995, the Company's product revenue included revenue from the resale of third-party scanning hardware. In October 1995, the Company stopped serving as a reseller of hardware. Scanning hardware resale revenue ranged from 12% to 20% of total product revenue for fiscal 1993, 1994 and 1995. Royalty income is also included in product revenue and accounted for less than 1% of total product revenue in all periods presented except for fiscal 1994 when it was 4%. Royalty income consisted primarily of royalties paid to the Company by PeopleSoft, Inc., in connection with PeopleSoft's distribution of certain of the Company's software products. The relationship was restructured in 1994 so that for periods subsequent to fiscal 1994, the products are licensed to PeopleSoft customers directly by the Company, and the Company makes royalty payments to, rather than receiving royalty payments from, PeopleSoft. Services revenue consists of revenue from product support and maintenance and installation, training and consulting services.

     Product revenue is recognized upon delivery, provided there are no significant Company obligations remaining and collectibility is probable. Prior to fiscal 1994, the Company recognized product revenue upon installation rather than delivery, as its then current product releases required extensive customization subsequent to delivery. Fiscal 1994 product revenue included $1,262,000 in software license fees for products delivered in fiscal 1993 but for which revenue was deferred until installation under this former business practice. Revenue from product support and maintenance contracts is recognized ratably over the applicable 12-month maintenance period. Since October 1, 1995, the Company has included first year maintenance with the purchase of a system license; however, for accounting purposes, 15% of the software license fee is treated as a maintenance fee and is recognized ratably over the 12-month maintenance period. Services revenue from installation, training and consulting is recognized as the related services are performed. Deferred revenue represents cash received by the Company in advance of product delivery or service performance.

     In accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company is required to capitalize software development costs incurred after the establishment of the technological feasibility of a project. Generally, the Company's products are released soon after technological feasibility has been established. Consequently, the Company has not capitalized any software development costs since costs qualifying for capitalization have not been material.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenue represented by each item reflected in the Company's Statements of Income.

                                                            FISCAL YEAR ENDED          SIX MONTHS
                                                              SEPTEMBER 30,          ENDED MARCH 31,
                                                          ----------------------     ---------------
           AS A PERCENTAGE OF TOTAL REVENUE:              1993     1994     1995     1995       1996
                                                          ----     ----     ----     ----       ----
Revenue:
  Product revenue.......................................   67 %     70 %     67 %     67 %       62 %
  Services revenue......................................   33       30       33       33         38
                                                          ---      ---      ---      ---        ---
          Total revenue.................................  100      100      100      100        100
                                                          ---      ---      ---      ---        ---
Cost of revenue:
  Product revenue.......................................   13       14        9       11         10
  Services revenue......................................   24       16       20       19         22
                                                          ---      ---      ---      ---        ---
          Total cost of revenue.........................   37       30       29       30         32
                                                          ---      ---      ---      ---        ---
Gross margin............................................   63       70       71       70         68
                                                          ---      ---      ---      ---        ---
Operating expenses:
  Research and development..............................   12       14        9       10          9
  Sales and marketing...................................   27       34       38       39         38
  General and administrative............................   21       13       14       12         13
  Non-recurring charge..................................   --       --        7       --         --
                                                          ---      ---      ---      ---        ---
          Total operating expenses......................   60       61       68       61         60
                                                          ---      ---      ---      ---        ---
Income from operations..................................    3        9        3        9          8
Other income, net.......................................   --        1        1        1          1
                                                          ---      ---      ---      ---        ---
Income before provision for income taxes................    3       10        4       10          9
Provision for income taxes..............................    2        4        2        4          4
                                                          ---      ---      ---      ---        ---
Net income..............................................    1 %      6 %      2 %      6 %        5 %
                                                          ===      ===      ===      ===        ===

SIX MONTHS ENDED MARCH 31, 1996 COMPARED TO SIX MONTHS ENDED MARCH 31, 1995

  REVENUE

     Product Revenue. Product revenue increased 48% to $6,100,000 for the six months ended March 31, 1996 from $4,133,000 for the six months ended March 31, 1995. Approximately $1,000,000 of the growth in product revenue was attributable to the purchase of additional user licenses by existing customers and approximately $1,000,000 was attributable to proportionately larger initial licenses for the six months ended March 31, 1996. There can be no assurances that the Company will sustain these levels of revenue growth.

     Services Revenue. Services revenue increased 83% to $3,803,000 for the six months ended March 31, 1996 from $2,078,000 for the six months ended March 31, 1995. Installation, training and consulting services accounted for approximately $950,000, or 55%, of this increase, with the remainder attributable to maintenance revenue. Throughout fiscal 1995, the Company significantly enhanced its service offerings, adding project management and standardized training and education programs. These enhancements, combined with a higher number of larger implementations and price increases, resulted in a 60% increase in average services revenue per system license, accounting for over $500,000 of the revenue increase. The remainder of the increase in installation, training and consulting revenue was largely attributable to additional services sold to existing customers. Maintenance revenue increased approximately 53% for the six months ended March 31, 1996 as compared to the six months ended March 31, 1995 due to the increase in the installed base of client/server, Windows-based customers.

  COST OF REVENUE

     Cost of Product Revenue. Cost of product revenue includes third-party hardware costs (through fiscal 1995), royalty payments for third-party software embedded in the Company's products, royalty payments to PeopleSoft, Inc. (beginning in fiscal 1995) and costs of documentation and shipping. Cost of product revenue increased 31% to $932,000 for the six months ended March 31, 1996 from $713,000 for the six months ended March 31, 1995. Cost of product revenue decreased as a percentage of product revenue to approximately 15% for the six months ended March 31, 1996 from approximately 17% for the six months ended March 31, 1995. This decrease is primarily attributable to the Company's decision to discontinue reselling scanning hardware, which represented over 60% of cost of product revenue for the six months ended March 31, 1995. This reduction has been partially offset by the increase in royalty payments to PeopleSoft resulting from a proportional increase in sales of Resume Reader for PeopleSoft during the six months ended March 31, 1996.

     Cost of Services Revenue. Cost of services revenue includes royalty payments for third-party hardware and software maintenance and all costs of maintaining the client services organization, including salaries and personnel-related expenses, travel, outside consulting services and facilities costs. Cost of services revenue increased 91% to $2,192,000 for the six months ended March 31, 1996 from $1,148,000 for the six months ended March 31, 1995. Cost of services revenue increased as a percentage of services revenue to 58% for the six months ended March 31, 1996 from 55% for the six months ended March 31, 1995 due largely to the increase in service personnel and the addition of a dedicated account management group which is not revenue generating, offset in part by increased services revenue. Cost of services revenue for the six months ended March 31, 1996 also included overhead costs associated with a training facility at the Company's corporate headquarters that was opened in June 1995.

  OPERATING EXPENSES

     Research and Development. Research and development expenses include all costs associated with the product engineering and quality functions, including salaries and personnel-related expenses, travel, outside consulting services and facilities costs. Research and development expenses increased 46% to $864,000 for the six months ended March 31, 1996 from $593,000 for the six months ended March 31, 1995. As a percentage of total revenue, research and development expenses decreased slightly to 9% for the six months ended March 31, 1996 from 10% for the six months ended March 31, 1995. The increase in total expenses was largely attributable to an increase in personnel and in consulting costs. The product engineering and quality staff is expected to continue to increase in size during the remainder of fiscal 1996.

     Sales and Marketing. Sales and marketing expenses include promotional costs and trade shows and costs associated with personnel involved in sales and marketing functions, including salaries, commissions and other personnel-related expenses, travel, outside consulting services and facilities costs. Sales and marketing expenses increased 57% to $3,758,000 for the six months ended March 31, 1996 from $2,395,000 for the six months ended March 31, 1995. As a percentage of total revenue, sales and marketing expenses were 38% for the six months ended March 31, 1996 and 39% for the six months ended March 31, 1995. Approximately 20% of the dollar increase related to increased marketing program costs in support of the Company's sales efforts. The remainder was largely attributable to increases in the number of sales and marketing personnel and increased commissions as a result of higher total revenue.

     General and Administrative. General and administrative expenses consist principally of costs for corporate operations personnel (executive, finance and accounting, information technology, human resources, legal and administrative), professional fees and other general corporate expenses. General and administrative expenses increased 70% to $1,322,000 for the six months ended March 31, 1996 from $779,000 for the six months ended March 31, 1995. As a percentage of total revenue, general and administrative expenses were 13% for the six months ended March 31, 1996 and 12% for the six months ended March 31, 1995. These increases were principally due to personnel increases to support the Company's growth and infrastructure.

  OTHER INCOME, NET

     Other income consists primarily of interest income from cash and cash equivalents. The Company generally invests its cash balances in interest-bearing, investment grade securities. Other income increased 62% to $101,000 for the six months ended March 31, 1996 from $63,000 for the six months ended March 31, 1995, due to an increase in average funds available for investment.

  PROVISION FOR INCOME TAXES

     The Company's effective tax rate increased to 44% for the six months ended March 31, 1996 from 40% for the six months ended March 31, 1995 due primarily to equity related compensation not benefited for financial statement purposes.

FISCAL 1995 COMPARED TO FISCAL 1994

  REVENUE

     Product Revenue. Product revenue increased 47% to $10,024,000 for fiscal 1995 from $6,816,000 for fiscal 1994. The increase would have been 80%, after deducting $1,262,000 in fiscal 1994 product revenue resulting from recognizing revenue upon shipment rather than upon installation. The increase in fiscal 1995 product revenue was due principally to an increase in the number of systems licensed and the number of licensed users per system. The Company experienced a 40% increase in the number of new systems licensed in fiscal 1995, due largely to the growth of the sales force, which provided broader and deeper geographical coverage, and to increased acceptance of its principal product, Restrac Hire.

     Services Revenue. Services revenue increased 71% to $4,990,000 for fiscal 1995 from $2,921,000 for fiscal 1994. Approximately half of the services revenue increase was attributable to greater revenue for installation, training and consulting, with the remaining half associated with increased maintenance revenue. These increases resulted from the expansion of the client services organization to service the new accounts and from the growing installed customer base.

  COST OF REVENUE

     Cost of Product Revenue. Cost of product revenue increased slightly to $1,425,000 for fiscal 1995 from $1,350,000 for fiscal 1994. The cost of product revenue decreased as a percentage of product revenue to 14% in fiscal 1995 from 20% in fiscal 1994 primarily due to low-margin scanning hardware becoming a proportionately lower component of total product revenue. Customers can generally operate one scanning station for an unlimited number of users. Consequently, as the average number of licensed users has increased, the hardware needs of customers and, therefore, hardware revenue have remained relatively constant. In addition, more customers purchased scanning hardware directly rather than through the Company as the ease of use and reliability of this technology was enhanced over time. The Company discontinued reselling scanning hardware in October 1995.

     Cost of Services Revenue. Cost of services revenue increased 88% to $2,984,000 for fiscal 1995 from $1,589,000 for fiscal 1994. The cost of services revenue also increased as a percentage of services revenue to 60% in fiscal 1995 from 54% in fiscal 1994. Personnel increases accounted for a substantial portion of these increases. The client services staff increased to 46 at September 30, 1995 from 28 employees at September 30, 1994, respectively. Cost of services revenue for fiscal 1995 also included overhead costs associated with a training facility at the Company's corporate headquarters that was opened in June 1995.

  OPERATING EXPENSES

     Research and Development. Research and development expenses increased 2% to $1,365,000 for fiscal 1995 from $1,343,000 for fiscal 1994. As a percentage of total revenue, research and development expenses decreased to 9% for fiscal 1995 from 14% for fiscal 1994. While the development organization grew from 10 employees at the end of fiscal 1994 to 17 employees at the end of fiscal 1995, the relatively flat level of expenses and reduction in costs as a percentage of revenue was attributable in part to expenses related to beta testing performed by client services personnel in fiscal 1994 which were charged to research and development expense. In fiscal 1995, these services were performed by product development personnel.

     Sales and Marketing. Sales and marketing expenses increased 70% to $5,661,000 for fiscal 1995 from $3,335,000 for fiscal 1994. As a percentage of total revenue, sales and marketing expenses increased to 38% for fiscal 1995 from 34% for fiscal 1994. These increases were largely attributed to increases in the number of sales and marketing personnel, which increased from 22 employees at the end of fiscal 1994 to 38 employees at the end of fiscal 1995, and increases in commissions as a result of higher revenue. The Company also increased its participation in trade shows, seminars and other promotional activities. In addition, the Company positioned sales personnel in Sacramento, Chicago, Dallas and Orlando (now Atlanta) in fiscal 1995, and the Palo Alto office, which opened in fiscal 1993, was also expanded in fiscal 1995.

     General and Administrative. General and administrative expenses increased 63% to $2,031,000 for fiscal 1995 from $1,249,000 for fiscal 1994. As a percentage of total revenue, general and administrative expenses remained the same at 13% for both fiscal 1995 and fiscal 1994. Corporate operations staff increased from 13 employees at the end of fiscal 1994 to 20 employees at end of fiscal 1995. While the Company experienced economies of scale in the productivity of the corporate operations staff in fiscal 1995, this positive impact was offset by a $283,000 increase in balance sheet reserves in fiscal 1995.

     Non-recurring Charge. The Company entered the succession planning market through its acquisition of SuccessPlan, a DOS-based product, from Borwick International, Inc. in 1991. As part of the 1991 agreement, Borwick International was granted the exclusive right to distribute SuccessPlan outside of North America, and the Company was prohibited from selling any competitive products in those territories. On September 30, 1995, the Company entered into an agreement that terminated the remaining distribution rights of Borwick International to SuccessPlan and removed any restrictions on the Company's ability to sell competitive products. As a result of that agreement, the Company recorded a non-recurring charge to operations of $1,010,952 in fiscal 1995, representing the present value of payments made and owed under the terms of the agreement. The Company does not have established distribution channels to license and support its products outside of North America. Accordingly, the cost of the distribution rights was expensed currently, as management is of the opinion that the realizability of such cost is uncertain.

  OTHER INCOME, NET

     Other income increased 89% to $138,000 in fiscal 1995 from $73,000 in fiscal 1994, due to an increase in average funds available for investment.

  PROVISION FOR INCOME TAXES

     The Company's effective tax rate increased to 40.6% in fiscal 1995 from 35.9% in fiscal 1994. This increase was due to a reduction of income tax reserves in fiscal 1994.

FISCAL 1994 COMPARED TO FISCAL 1993

  REVENUE

     Product Revenue. Product revenue increased 81% to $6,816,000 in fiscal 1994 from $3,776,000 in fiscal 1993. The increase would have been 47%, after deducting $1,262,000 in fiscal 1994 product revenue resulting from recognizing revenue upon shipment rather than upon installation. The increase was largely attributable to the shift in sales from the DOS-based products to the more functionally-rich client/server, Windows-based software solutions, with an 80% higher average price per system licensed due primarily to price increases. Royalty income, consisting primarily of payments to the Company by PeopleSoft in connection with PeopleSoft's distribution of certain of the Company's products, added 4% to product revenue in fiscal 1994.

     Services Revenue. Services revenue increased 54% to $2,921,000 in fiscal 1994 from $1,894,000 in fiscal 1993. This increase is primarily due to both higher maintenance fees, commensurate with the higher license fees of its new client/server, Windows-based software and improved revenue realization on implementation and training services.

  COST OF REVENUE

     Cost of Product Revenue. Cost of product revenue increased 88% to $1,350,000 for fiscal 1994 from $719,000 for fiscal 1993. Cost of product revenue increased as a percentage of product revenue to 21% in fiscal 1994 from 19% in fiscal 1993. These increases were primarily due to the fact that scanning hardware was a larger component of cost of product revenue as the Company began reselling scanners in conjunction with its client/server, Windows-based software.

     Cost of Services Revenue. Cost of services revenue increased 17% to $1,589,000 in fiscal 1994 from $1,362,000 in fiscal 1993. Cost of services revenue decreased as a percentage of services revenue to 54% in fiscal 1994 from 72% in fiscal 1993 due primarily to the Company's efforts to enhance the productivity of its client services personnel in fiscal 1994, which resulted in average revenue per billable person increasing by 63%.

  OPERATING EXPENSES

     Research and Development. Research and development expenses increased 99% to $1,343,000 in fiscal 1994 from $674,000 in fiscal 1993. As a percentage of total revenue, research and development expenses increased to 14% for fiscal 1994 from 12% for fiscal 1993. An increase in development personnel and costs incurred by the client services department for beta testing activity on the new client server products accounted for these increases.

     Sales and Marketing. Sales and marketing expenses increased 115% to $3,335,000 in fiscal 1994 from $1,553,000 in fiscal 1993. As a percentage of total revenue, sales and marketing expenses increased to 34% for fiscal 1994 from 27% for fiscal 1993. The Company doubled the average number of personnel dedicated to sales and marketing efforts in fiscal 1994 as compared to fiscal 1993. These personnel increases were made to build the direct sales force and enhance the Company's marketing capabilities to support the anticipated demand for its new client/server, Windows-based software.

     General and Administrative. General and administrative expenses increased 5% to $1,249,000 in fiscal 1994 from $1,190,000 in fiscal 1993, but decreased as a percentage of total revenue to 13% for fiscal 1994 from 21% for fiscal 1993. This reduction was largely the result of economies of scale realized as revenues increased.

  OTHER INCOME, NET

     Other income increased 204% to $73,000 in fiscal 1994 from $24,000 in fiscal 1993, due to an increase in average funds available for investment.

  PROVISION FOR INCOME TAXES

     The Company's effective tax rate decreased to 35.9% in fiscal 1994 from 54.3% in fiscal 1993 due to the settlement of an Internal Revenue Service audit that resulted in an assessment recorded in fiscal 1993.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables set forth the unaudited quarterly results of operations for each of the ten most recent fiscal quarters, as well as the percentage of the Company's total revenue by each item. In management's opinion, this unaudited quarterly information has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the audited Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                 THREE MONTHS ENDED
                    -------------------------------------------------------------------------------------------------------------
                    DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                      1993       1994       1994       1994        1994       1995       1995       1995        1995       1996
                    --------   --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Revenue:
  Product
    revenue.......   $1,573     $1,680     $1,366     $ 2,197     $2,012     $2,121     $2,498     $ 3,393     $3,151     $2,949
  Services
    revenue.......      578        729        698         916        992      1,087      1,370       1,541      1,677      2,126
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total
        revenue...    2,151      2,409      2,064       3,113      3,004      3,208      3,868       4,934      4,828      5,075
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Cost of revenue:
  Product
    revenue.......      309        385        257         399        357        356        303         409        484        448
  Services
    revenue.......      398        433        395         363        553        595        805       1,031      1,061      1,131
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total cost
          of
        revenue...      707        818        652         762        910        951      1,108       1,440      1,545      1,579
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Gross margin......    1,444      1,591      1,412       2,351      2,094      2,257      2,760       3,494      3,283      3,496
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Operating
  expenses:
  Research and
    development...      316        353        333         341        265        328        381         391        380        484
  Sales and
    marketing.....      559        827        836       1,113        934      1,461      1,566       1,700      1,847      1,911
  General and
 administrative...      342        297        325         285        398        382        441         810        669        653
  Non-recurring
    charge........       --         --         --          --         --         --         --       1,011         --         --
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total
         operating
       expenses...    1,217      1,477      1,494       1,739      1,597      2,171      2,388       3,912      2,896      3,048
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Income (loss) from
  operations......      227        114        (82)        612        497         86        372        (418)       387        448
Other income,
  net.............       --         20         29          24         26         36         35          41         46         55
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Income (loss)
  before provision
  for income
  taxes...........      227        134        (53)        636        523        122        407        (377)       433        503
Provision for
  income taxes....       81         48        (19)        228        209         49        163        (147)       208        201
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Net income........   $  146     $   86     $  (34)    $   408     $  314     $   73     $  244     $  (230)    $  225     $  302
                     ======     ======     ======      ======     ======     ======     ======      ======     ======     ======

                                                                 THREE MONTHS ENDED
                    -------------------------------------------------------------------------------------------------------------
                    DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                      1993       1994       1994       1994        1994       1995       1995       1995        1995       1996
                    --------   --------   --------   ---------   --------   --------   --------   ---------   --------   --------
Revenue:
  Product
    revenue.......     73.1%      69.7%      66.2%       70.6%      67.0%      66.1%      64.6%       68.8%      65.3%      58.1%
  Services
    revenue.......     26.9       30.3       33.8        29.4       33.0       33.9       35.4        31.2       34.7       41.9
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total
        revenue...    100.0      100.0      100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Cost of revenue:
  Product
    revenue.......     14.4       16.0       12.5        12.8       12.2       11.1        7.8         8.1       10.0        8.8
  Services
    revenue.......     18.5       18.0       19.1        11.7       18.1       18.5       20.8        21.1       22.0       22.3
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total cost
          of
        revenue...     32.9       34.0       31.6        24.5       30.3       29.6       28.6        29.2       32.0       31.1
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Gross margin......     67.1       66.0       68.4        75.5       69.7       70.4       71.4        70.8       68.0       68.9
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Operating
  expenses:
  Research and
    development...     14.7       14.7       16.1        11.0        8.8       10.2        9.9         7.9        7.9        9.5
  Sales and
    marketing.....     26.0       34.3       40.6        35.7       31.1       45.6       40.5        34.5       38.2       37.7
  General and
 administrative...     15.9       12.3       15.7         9.2       13.2       11.9       11.4        16.4       13.9       12.9
  Non-recurring
    charge........       --         --         --          --         --         --         --        20.5         --         --
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
        Total
         operating
       expenses...     56.6       61.3       72.4        55.9       53.1       67.7       61.8        79.3       60.0       60.1
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Income (loss) from
  operations......     10.5        4.7       (4.0)       19.6       16.6        2.7        9.6        (8.5)       8.0        8.8
Other income,
  net.............      0.0        0.8        1.4         0.8        0.9        1.1        0.9         0.8        0.9        1.1
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Income (loss)
  before provision
  for income
  taxes...........     10.5        5.5       (2.6)       20.4       17.5        3.8       10.5        (7.7)       8.9        9.9
Provision for
  income taxes....      3.8        1.9       (0.9)        7.3        7.0        1.5        4.2        (3.0)       4.3        4.0
                     ------     ------     ------      ------     ------     ------     ------      ------     ------     ------
Net income
  (loss)..........      6.7%       3.6%      (1.7)%      13.1%      10.5%       2.3%       6.3%       (4.7)%      4.6%       5.9%
                     ======     ======     ======      ======     ======     ======     ======      ======     ======     ======

     The Company's results of operations have been, and may in the future be, subject to significant quarterly fluctuations, due to a variety of factors, including the relatively lengthy sales cycle for the Company's products, the relatively large size of a typical product sale, the timing of contracts, the introduction of new products by the Company or its competitors, capital spending patterns of customers, the Company's sales incentive strategy and general economic conditions. These uncertainties make the estimation of revenues and results of operations on a quarterly basis difficult and increase the potential margin for error in performance forecasts derived from such estimates. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.

     Product revenue is difficult to forecast quarter to quarter, as no significant backlog exists at the end of any quarter. Revenues are substantially dependent on deliveries related to new contracts executed in that quarter. Additionally, a significant portion of the Company's revenue in a quarter is typically received in the last few weeks of that quarter. Historically, revenue in the first fiscal quarter has been lower than in the preceding fourth fiscal quarter (which typically has the highest revenue and net income), due largely to sales incentive programs focused on annual sales goals. Management believes that this trend may continue.

     A substantial portion of the Company's operating expenses is related to personnel, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the short term. The Company's expense levels are based on expectations of future revenue. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be disproportionately adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has primarily financed its operations and capital expenditures through internally generated cash flow and $3,233,549 of net proceeds from the issuance of Convertible Preferred Stock in January 1994.

     The Company generated cash from operations of $1,744,545 for the six months ended March 31, 1996 and $1,414,094, $678,939 and $576,240 for fiscal 1995, 1994 and 1993, respectively. Cash and cash equivalents were $4,312,773 at March 31, 1996 and $2,966,637, $2,734,772 and $200,264 at September 30, 1995, 1994 and
1993, respectively. In each period, the Company experienced significant growth in accounts receivable, accompanying increased sales volumes. Deferred revenue also increased for the six months ended March 31, 1996 and in fiscal 1993 and fiscal 1995, representing cash received on contracts pending delivery of product or performance of services. Accrued expenses reflected a significant increase for fiscal 1995 due to bonuses and commissions associated with the increased sales volume and employee base.

     Investing activities have consisted principally of the acquisition of property and equipment, most notably computer equipment to support the growing employee base and corporate infrastructure. The Company expects to continue its purchases of property and equipment as part of its infrastructure growth.

     The other notable financing activities were the repurchases by the Company of Common Stock. In January 1994, the Company repurchased 607,500 shares of Common Stock at $1.32 per share or an aggregate price of $799,470. In November 1995, the Company repurchased 56,900 shares of Common Stock for $2.00 per share or an aggregate purchase price of $113,799.

     The Company has available a bank revolving line of credit. Borrowings outstanding under the line are limited to the lesser of $1 million or 70% of eligible accounts receivable, as defined, bear interest at the bank's corporate base rate plus 1% and are collateralized by all corporate assets. There were no borrowings outstanding as of March 31, 1996 or as of September 30, 1995. This revolving line of credit expires on March 1, 1997.

     To date, the Company has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Cash has been and the Company contemplates that it will continue to be invested in interest-bearing, investment grade securities.

     From time to time, the Company evaluates potential acquisitions of products, businesses and technologies that may complement or expand the Company's business. The Company currently does not have any understandings, commitments or agreements with respect to any such acquisitions. Any such transactions consummated may use a portion of the Company's working capital or require the issuance of equity or debt.

     The Company believes that the net proceeds from this offering, together with its current cash balances and cash provided by future operations, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next twelve months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, its operating and investing activities may use cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing.

                                    BUSINESS

OVERVIEW

     Restrac designs, develops, markets, implements and supports HR staffing software to automate the recruitment, selection and placement of an organization's workforce. The Company's staffing software enables organizations to strategically manage their human capital by reducing hiring and placement costs, decreasing time to fill positions and providing more effective skills management and worker deployment. The Company's products -- Restrac Hire and Resume Reader for PeopleSoft -- provide HR departments with client/server solutions to quickly and efficiently build and search comprehensive "pools" of resume skills data to find the workers they need, while also managing the workflow of the staffing process.

     The Company's current software offerings are open, client/server applications that utilize standard industry communications protocols, such as TCP/IP, allowing for high performance, scalable implementations across local area networks, wide area networks, the Internet and Intranets. The Company's software supports industry standards, such as Microsoft Windows and most leading relational databases (including Oracle, Microsoft SQLServer and Sybase), server platforms (including Windows NT and many UNIX variants), e-mail systems (including Microsoft Mail and Lotus cc:Mail) and desktop productivity tools (including Lotus Notes). This open architecture has facilitated integration with other systems providing customers with integrated, multi-vendor solutions to meet their specific needs.

     Since the introduction of Restrac Hire in 1993, the Company has licensed its client/server, Windows-based staffing software to approximately 200 customers. Approximately 250 other organizations continue to license the Company's earlier DOS-based recruiting and succession planning products. Within these 450 organizations, there are over 4,000 licensed users of the Company's products. The Company's products are primarily licensed by large corporate employers experiencing accelerated growth, significant reorganization or downsizing or a scarcity of skilled labor, or by companies reengineering their HR function to reduce costs. Due to the products' flexible skills management and search capabilities, the products are also licensed by consulting firms and providers of full-time, contract or temporary labor. Twenty-eight of the 50 most profitable U.S. companies cited in Fortune magazine's 1996 "Fortune 1000" report use the Company's software. The Company's customer base includes Hewlett-Packard, American Express, British Telecom, AT&T, Intel, Johnson & Johnson and Levi Strauss.

INDUSTRY BACKGROUND

     The management of human capital is increasingly being viewed as a business imperative and has emerged in recent years as a key element of corporate strategy. Recruiting and deploying the most qualified employees is now being recognized as critical to an organization's long-term success. In addition, intensifying global competition, shortened product lifecycles and the need to improve operating efficiencies have caused organizations to search for more efficient ways to employ and deploy a more dynamic and skilled workforce. As a result, HR departments have come under pressure to improve the quality of the candidates they hire, to shorten the time to fill open positions and to reduce the costs associated with staffing.

     Historically, the recruitment, hiring and deployment of an organization's workforce has been an inefficient, expensive and time-consuming process. Industry sources estimate that the average cost to hire a salaried exempt employee from outside the company in 1994 was $8,566 and ranged as high as $15,766 in skilled industries such as electronics. In recent years, the average company hired approximately 14% of its workforce externally and redeployed approximately 7% of its internal workforce annually. The complexities and inefficiencies inherent in the hiring process have resulted in a plethora of recruiting and employment agencies charging fees representing as much as 30% of an employee's starting annual salary, contributing to the hiring costs described above. Despite the widespread use of such agencies, in 1994, companies took an average of 41 days to hire an employee and approximately 26% of employees were out of the job within one year of joining the company. The inefficiencies and costs associated with the hiring process are particularly acute problems for large organizations with 1,000 or more employees, of which there are estimated to be more than 15,000 in the United States.

     These costs and inefficiencies are due in large part to the difficulty that organizations have in managing data on workers' skills and to a complex staffing process which typically involves significant data collection, numerous manual functions and the coordination of activities among many participants both within and outside the organization. Organizations need to collect and manage extensive skills data on their own employees as well as an even larger applicant pool in order to manage hiring, redeployment, attrition, turnover and growth. Historically, organizations seeking to fill a position would receive numerous applications and resumes that were, once the position had been filled, either discarded or stored in a manner that did not allow the organization to effectively access and search this data when it sought to fill additional positions in the future.

     The typical staffing process is initiated by a hiring manager who fills out a job requisition form to define the job's skill requirements, duties, pay and other parameters. Copies of the requisition are routed to finance and accounting and a compensation specialist for budget and salary approvals. An internal recruiter then generates applicants through job advertising, requiring the coordination of recruitment advertising firms, employment agencies, outplacement companies and college placement offices. Recruiters must read and categorize incoming resumes and, with the aid of administrators, copy, file and distribute the appropriate resumes to managers. Follow-up letters are typically sent to applicants. Recruiters and administrators then coordinate and track the selection process with the applicants, hiring manager and an interviewing team. This process typically requires the completion of multiple forms for interview scheduling, skills assessment and feedback, reference checking, testing, equal opportunity compliance and job offers and may involve the coordination of outside suppliers for credit checking, testing and assessment and relocation. Each division within an organization may have its own staffing process, resulting in further inefficiencies and complicating the creation of consolidated governmental compliance and management reports.

     In order to address the challenges of hiring and deploying workers, HR departments have begun to automate the staffing process. Until recently, the only staffing software applications available were applicant tracking systems, which were primarily designed to perform record-keeping functions and did not offer automated workflow or resume searching capabilities. These applicant tracking applications traditionally operated on centralized mainframe or mini-computer systems, although such applications today are also being deployed with client/server-based human resource information systems. These applications, however, are ill-suited for capturing and managing the vast amount, variety and diverse formatting of skills, experience and education information supplied by candidates. Coding this information is generally a manual process which is cumbersome, time-consuming and costly. Moreover, because the candidate information is recorded in an oversimplified format, searches of this information typically yield results which are poorly matched with the need. A more effective solution would allow organizations to easily collect and manage large amounts of unstructured skills and experience data on both job candidates and their current workforce and perform sophisticated structured searches on this data to select the best candidates.

     The development of distributed client/server computing has created a technological framework for the efficient collection of staffing information and its dissemination among recruiters, managers and, with the emergence of the Internet, other members of the extended enterprise. Client/server technology not only permits any member of the organization to effectively collect information relating to a particular job, applicant or employee, but also gives other members of the organization in geographically dispersed locations rapid access to that information and enables them to participate in the hiring process. In addition, the proliferation of Internet career sites is a dramatic recent development which creates a significant new forum for the exchange of candidate and job information. These new technologies, together with the increased emphasis on the strategic management of human capital, have created a demand for a new generation of human resource staffing systems.

THE RESTRAC SOLUTION

     The Company's staffing software enables organizations to strategically manage their human capital by reducing hiring and placement costs, decreasing time to fill positions and enabling more effective skills management and worker deployment. The Company's software provides HR departments with client/server solutions to quickly and efficiently build and search comprehensive electronic pools of resume skills data to find the workers they need, while also managing the workflow of the staffing process. Key attributes of the Restrac solution are as follows:

     Sophisticated Skills Management and Selection. The Company's software uses a sophisticated search process to rapidly identify and rank qualified candidates based on skills criteria determined by the user. User searches are enhanced by the Company's integrated skills library, which translates high-level job requirements into the words and synonyms commonly used by candidates on resumes. These same capabilities facilitate the quick and efficient management and redeployment of an organization's existing workforce in response to job openings, downsizings and restructurings.

     More Efficient Staffing Process. The Company's software incorporates a user-friendly, process-oriented GUI and is designed to reduce the time required to fill positions by prompting users to advance candidates through the staffing process. Such automatic workflow notifications reduce delays typical to the staffing process and eliminate redundancies. The Company's software also integrates with e-mail and interactive voice response technologies to facilitate access to and participation in the staffing process. The Company's software can be easily adapted by the customer to its own staffing requirements without extensive customization. In addition, the Company's software eliminates the time and expense associated with maintaining multiple parallel databases to track different aspects of the staffing process.

     Comprehensive, Reusable Candidate Pools. The Company's software uses resume scanning and integrated e-mail input from Intranets or the Internet to create consolidated, reusable candidate pools that can be shared throughout the organization. Manual input is virtually eliminated, allowing organizations to collect and store skills and experience data on hundreds of thousands of candidates. The Company's software is designed to provide a shared, re-useable pool of candidates, limiting the need for organizations to use employment agencies and advertising to source candidates.

     Open, Rapidly Deployable and Scalable Technology. The Company's software is based on an open, client/server architecture that supports industry standards, such as Microsoft Windows and most leading relational databases, server platforms, e-mail systems and desktop productivity tools. The implementation cycle for the Company's software, including hardware implementation and basic process reengineering, is typically less than three months. The Company's software is scalable from the departmental level to multi-site, enterprise-wide implementations and is designed to easily incorporate new technologies as they become available.

     Reduced Costs. By providing an easily-accessible, shared, re-useable pool of candidates, the Company's software allows organizations to significantly reduce recruitment advertising costs and employment agency fees. In addition, the Company's software is designed to reduce HR headcount and increase recruiter productivity through the elimination of manual entry of resume information and by increasing the efficiency of the hiring process.

STRATEGY

     The Company's objective is to become the leading provider of human resource staffing software. To achieve this objective, the Company has adopted the following strategies:

     Expand Presence in Principal Markets. The Company's Restrac Hire product has achieved a leading market position among large organizations (1,000+ employees), which are estimated to represent over 15,000 companies in the United States alone. The Company believes that only a small portion of such larger organizations currently use automated staffing software, and the Company plans to expand its established market position among such organizations by leveraging its existing customer base and expanding its sales and marketing efforts.

     Offer Self-Service Solutions. The Company's software is currently used primarily by HR departments. In response to the increasing dispersion of the staffing process outside of HR departments, the Company intends to enhance its software to allow line managers, employees and job candidates to directly access staffing information. Such self-service solutions should significantly expand the Company's potential user-base while further reducing the administrative demand on HR departments.

     Expand Markets to Include Smaller Organizations. The Company intends to expand the markets for its software to smaller organizations with 100 to 1,000 employees (of which there are estimated to be over 100,000 in the United States) by unbundling its current software offerings and marketing discrete modules to customers. The Company also intends to offer customers access to staffing solutions on a transaction-fee basis. Such unbundling of modules and transaction-fee offerings should allow smaller organizations to take advantage of the Company's technologies without the associated infrastructure investment necessary to support a client/server application.

     Pursue Internet Opportunities. The Company believes that the emergence of the Internet creates opportunities to streamline the connection between job seekers and employers. By enabling a new, more efficient channel of communication, the Internet can allow information about jobs to be more widely distributed and permit easy, on-line application by job seekers. The Company believes that its high-volume, unstructured search technologies and the utilization of TCP/IP, the Internet communications protocol, in its software should facilitate the Company's development of staffing solutions which are accessible across Intranets and over the Internet. The Company is currently developing an enhancement to its software that allows users to directly post jobs and receive applications via Internet career sites. In conjunction with the development of this enhancement, the Company has entered into strategic relationships with The Monster Board, Intellimatch and the Online Career Center, three of the largest Internet career sites, and intends to enter into similar arrangements with other career sites. In addition, the Company is currently exploring other strategies to capitalize on opportunities offered by the Internet.

     Leverage Strategic Relationships. The Company has established a number of relationships both to leverage marketing channels and complementary technologies and to meet customer demands for open, integrated, multi-vendor solutions. The Company's partners include leading technology vendors such as Verity, which, as part of an OEM relationship, provides its text search software for integration with the Company's internally-developed skills library. The Company also has a relationship with PeopleSoft, a leading HR management system vendor, under which PeopleSoft jointly markets the Company's Resume Reader for PeopleSoft product as an integrated solution with its HRMS product. The Company believes that its strategic relationships allow it to bring products to market more quickly and enhance its image as a provider of industry standard automated staffing products. The Company intends to continue to pursue the establishment of such relationships to take advantage of emerging technologies and marketing opportunities.

     Develop International Presence. The Company believes that the growing globalization of the workforce combined with the increasing standardization of regulations across the European Community will provide it with significant opportunities to continue its international expansion. The Company markets its software in Canada and the United Kingdom and recently established a sales office in the United Kingdom. In addition, the Company is currently developing a localized version of its software specifically for the United Kingdom and intends to develop additional localized versions to accommodate different business practices and foreign languages.

PRODUCTS

     The Company's principal products are Restrac Hire and Resume Reader for PeopleSoft, which is sold in conjunction with PeopleSoft's HRMS product.

  RESTRAC HIRE

     The Company's primary product, Restrac Hire, automates the applicant sourcing and selection functions in the staffing process and supports industry standards such as Microsoft Windows and most leading relational databases (including Oracle, Microsoft SQLServer and Sybase), server platforms (including Windows NT and many UNIX variants), e-mail systems (including Microsoft's Mail and Lotus cc:Mail) and desktop productivity tools (including Lotus Notes). The license fee for a four-user Restrac Hire system is $91,000 and system prices range from approximately $70,000 to over $1 million, depending on the number of licensed users. Implementation services, which are not included in the license fee, generally amount to an additional

25% of the license fee. Maintenance for the first year is included in the license fee and is renewable on an annual basis thereafter, at approximately 15% of the license fee.

     Restrac Hire is comprised of three bundled functional modules: Skill Server, Candidate Finder and Recruiting Workbench.

     Skill Server. The Company's Skill Server module automates the collection of worker skills data by integrating scanning and optical character recognition
(OCR) technologies for the processing of paper or faxed resumes. Using Skill Server, electronic resumes can also be received and input through e-mail, commonly available World-Wide Web ("Web") browsers and PC-based kiosk stations. Skill Server retains an electronic image of the original resume as well as a text file which is made available for searching the candidate pool. Managers can conduct a comprehensive search of this candidate pool by using Candidate Finder before seeking candidates from external sources.

     Candidate Finder. The Company's Candidate Finder module provides users with a search capability to rapidly identify and rank qualified job candidates based upon skills criteria determined by the user, using the Company's extensive skills library and Verity's text search software. Candidate Finder presents users with an intuitive, flexible GUI for defining job requirements by clicking on relevant skills from the Company's extensive skills library and reviewing selected candidates' resumes and skills. Once a candidate is selected, Candidate Finder automatically initiates the staffing process in the Recruiting Workbench module.

     Recruiting Workbench. The Company's Recruiting Workbench, which provides database management and workflow functionality, automates the staffing process, including: requisition management for job openings, job advertising, candidate screening, interview scheduling, reference checking, correspondence, cost tracking and government compliance reporting. Recruiting Workbench is designed to guide users through each step in the staffing process. Activity history, current status and pending actions are displayed for each candidate. Integrated business rules and workflow processes help prevent common errors and delays which can often result in poor selection results and extended placement times. Recruiting Workbench also contains a report writer which allows users to generate management reports, including standard reports used to benchmark effectiveness or demonstrate compliance with Equal Employment Opportunity (EEO) requirements.

  RESUME READER FOR PEOPLESOFT

     The Company's open architecture, which accommodates integration with other HR software solutions, has allowed the Company to create a plug-in product that offers high volume resume-scanning, skills management and search capabilities to users of PeopleSoft's HRMS product. Resume Reader for PeopleSoft incorporates the Skill Server and Candidate Finder modules of Restrac Hire. The license fee for a four-user system is $87,000.

CUSTOMER SERVICES

     The Company believes that superior customer service and support are critical to customer satisfaction. As of April 30, 1996, the Company's customer service organization was led by a Vice President and included 44 other people who were assigned to one of four groups -- Account Management, Professional Services, Training and Education and Technical Support -- as well as three administrative personnel.

     Account Management. As of April 30, 1996, the Company had six Account Managers who were responsible for coordinating the corporate resources necessary to ensure customer satisfaction. An Account Manager is assigned to each new Restrac customer and oversees all aspects of the customer relationship. The Company believes that its Account Manager program has helped it establish a high degree of customer satisfaction.

     Professional Services. The Professional Services Group, which was comprised of 17 people as of April 30, 1996, manages system implementation and provides additional services such as process design and system tailoring. In order to ensure an effective and timely implementation, the implementation process is coordinated by a Restrac project manager. The Company's implementation cycle is typically less than three months, including hardware implementation and basic process reengineering.

     Training and Education. The Training and Education Group, which was comprised of 10 people as of April 30, 1996, provides basic and advanced training both on-site during system implementation and at the Company's Corporate Training Center throughout the year.

     Technical Support. The Technical Support Group, which was comprised of 11 people as of April 30, 1996, provides daily assistance to customers with maintenance agreements through the Company's support help line. Approximately 98% of customers who have purchased the Company's client/server, Windows-based products since their introduction are currently under maintenance agreements. The Company provides support Monday through Friday from 8:00 a.m.-8:30 p.m. Eastern Time as well as 4:00 a.m.-8:00 a.m. Eastern Time to support the Company's European customers.

TECHNOLOGY

     In 1993, the Company introduced Restrac Hire, the industry's first Windows-based client/server staffing system. The Company's Restrac Hire software is based on the Company's unique client/server development platform, which can accommodate changing customer needs and technical infrastructure, simplify the deployment of the Company's client/server software, and enable the rapid integration of leading edge technologies and other innovations. Key aspects of the Company's development platform are as follows:

     Development Toolset. The Company's development platform includes a unique application toolset which allows it to create and change its interfaces through high level "screen painting" rather than low level programming. This toolset also accommodates the creation and editing of business and workflow rules. Applications developed with the Company's toolset inherit its full functionality, including features critical to sophisticated, mission-critical, enterprise-wide applications. The Company also includes in its software a scaled-down version of the Company's application development tool, which allows customers to make interface changes to accommodate their specific staffing processes without compromising the integrity of the system.

     Data Model. The Company's software includes an open, flexible and extensible model for enterprise staffing that can operate in multiple standard SQL databases. The model incorporates the Company's expertise in staffing process modeling and allows for effective workflow and third-party integration.

     Centralized Administration and Security. The Company's development platform includes functionality for application deployment and version control, reducing costs through centralized management by allowing the application to be configured and updated automatically from a central location. The Company's products also include security features to control user access. Access to information and functionality is configured based on the user's login, allowing users to access their recruiting desktop from anywhere in the system and further securing against unauthorized access.

     Support for Heterogeneous Computing Environments. The Company's development platform is designed to enable applications developed on the platform to operate in diverse computing environments. The platform supports Microsoft Windows on the client as well as most leading relational databases (including Oracle, Microsoft SQLServer and Sybase) and server platforms (including Windows NT and many UNIX variants). The Company's products use the industry-standard TCP/IP protocol, which allows the Company to develop applications which operate over local area networks, wide area networks, Intranets and the Internet.

     Advanced Technology Integration. The Company has designed its development platform to facilitate the integration of advanced technologies while insulating the user from the complexities associated with multiple interfaces, import/export utilities and switching between different applications. The Company's products take advantage of Verity's text search software, TASC's imaging technology and Caere's OCR technology.

PRODUCT DEVELOPMENT

     The Company believes that its future success will depend upon its ability to enhance its existing software and develop and introduce new products and functionalities which keep pace with rapid changes in the marketplace. The Company has made increasing investments in its engineering and quality groups to enhance product functionality, improve performance and expand the ability of its software to interoperate with third-party software. While the Company expects that certain of its new products and functionalities will be developed internally, the Company may, based on timing and cost considerations, expand its product offerings through acquisitions or strategic relationships. Software products as complex as those currently under development by the Company are subject to frequent delays and there can be no assurance that the Company will not encounter difficulties that could delay or prevent the successful and timely development, introduction and marketing of these potential new products.

     The Company is currently developing several potential new products and functionalities, including an enhancement of its software that allows users to directly post jobs and receive applications via Internet career sites and a localized version of Restrac Hire 3.0 to accommodate different business practices in the United Kingdom. The Company also is planning to integrate foreign language capabilities into its products. In addition, the Company is currently developing new versions of Recruiting Workbench which will allow organizations to deploy Restrac Hire in Lotus Notes and over an Intranet, with access provided via a standard Web browser. The Company is also considering the enhancement of a version of its software that is used for succession planning. In addition, the Company is exploring the unbundling of certain of the functionalities in its current software in order to offer discrete applications to smaller organizations. The Company also intends to offer customers access to staffing solutions on a transaction-fee basis. Such unbundling of modules and transaction-fee offerings should allow smaller organizations to take advantage of the Company's technologies without the associated infrastructure investment necessary to support a client/server application. The Company is evaluating extensions of its Candidate Finder module that would allow organizations to access external candidate pools, such as the growing number of candidate information bases being developed at career sites on the Internet, college and graduate school databases and professional organization databases. In addition, the Company is evaluating the unbundling of the Skill Server module for organizations that want to publish candidate or job information on the Internet, such as Internet career sites. The Company does not expect these products to generate material revenue in fiscal 1996.

SALES AND MARKETING

     The Company currently markets its products and services through a direct sales force in North America and the United Kingdom and also markets its Resume Reader for PeopleSoft product through a joint marketing arrangement with PeopleSoft. The Company supports its sales force through comprehensive marketing programs which include telemarketing, public relations, direct mail, advertising, seminars, trade shows, ongoing customer communication programs and strategic relationships. The Company's sales force is structured regionally and includes three area directors -- two domestic and one international. The sales staff is managed through sales and service offices in Dedham, Massachusetts, Palo Alto, California and Reading, England and through sales personnel located in Sacramento, California, Chicago, Illinois, Dallas, Texas, Flemington, New Jersey and Atlanta, Georgia. As of April 30, 1996, the Company's sales and marketing organization consisted of 39 employees, including 11 sales representatives.

     Restrac seeks to build goodwill with its customers by playing an active role in its user community. Since 1994, the Company has hosted an annual Users Conference, a three-day event that provides an environment of extensive learning and peer networking. In addition, five user-hosted conferences are conducted annually, organized regionally into East, South, Midwest, West and UK user groups. The Company recently formed a Client Advisory Board to further guide product strategy.

CUSTOMERS

     Since the introduction of Restrac Hire in 1993, the Company has licensed its client/server, Windows-based staffing software to approximately 200 customers. Approximately 250 other organizations continue to license the Company's earlier DOS-based recruiting and succession planning products. Within these 450 organizations, there are over 4,000 licensed users of the Company's products. Twenty-eight of the 50 most profitable U.S. companies cited in Fortune magazine's 1996 "Fortune 1000" report use the Company's software. In fiscal 1995, no customer accounted for more than 10% of the Company's total revenue.

     The following is a partial listing of the Company's customers as of April 30, 1996:

FINANCIAL SERVICES

American Express
Bank of America
Banc One
Fleet Bank
Merrill Lynch
M&T Bank
Union Bank
INSURANCE

Aetna Life and Casualty
Blue Cross/Blue Shield
Cigna
John Hancock
Nationwide
Occidental Insurance
Phoenix Home Life
Prudential
PUBLISHING/ENTERTAINMENT

Blockbuster Entertainment
Conde Nast Publications
Gannett
Paramount Pictures
The Washington Post
TECHNOLOGY/COMMUNICATIONS

AT&T
Amdahl
British Telecom
Cellular One
Cray Computers
EMC
Genentech
Hewlett-Packard
Lucent Technologies
Lockheed
Oracle
Sequent Computers
Stratus Computers
Vanstar
ENGINEERING/CONSULTING

Brown & Root
CH2M Hill
Logica
Mason & Hanger
Modern Engineering
HEALTHCARE/PHARMACEUTICALS

Abbott Laboratories
Baxter International
Bristol Myers Squibb
Johnson & Johnson
The Mayo Clinic
Memorial Sloan Kettering
PacifiCare
SmithKline Beecham
CONSUMER

Anheuser-Busch
Canadian Tire
Cargill
Delco
Levi Strauss
Mattel Toys
Overnite Transportation
Reebok
Starbucks
the good guys!
Toys R' Us

     Examples of how the Company's customers have used Restrac software successfully to address their needs are described below. The benefits achieved by these customers will not necessarily be achieved by every customer.

     Overnite Transportation, a Union-Pacific company, employs 15,000 workers in 44 states. Overnite's decentralized organizational structure and reliance on paper-based recruiting resulted in multiple redundant staffing efforts being conducted in different offices. Prior to implementing the Company's products, managers in the field would often initiate a new recruitment effort every time a position opened, incurring advertising, agency and administrative expenses that could have been avoided. Overnite implemented Restrac Hire at its corporate office in 1994. Since then, Overnite has streamlined its recruiting process, reduced advertising and relocation expenses by 20%, eliminated manual tabulation of government reporting data and cut agency fees by 80%, reporting annual savings of $300,000 per year.

     Amdahl Corporation, a provider of hardware/software solutions and consulting services to help organizations achieve productivity improvements in information technology, employs more than 8,000 people worldwide. Amdahl's growing consulting business places demand on staffing to find specialized skills. In addition, a recent acquisition will add 2,000 employees to its current employee base. Amdahl replaced its previous resume scanning system with Restrac Hire in 1995, and has linked the Restrac product to its information systems infrastructure to allow for greater productivity and to assist in the integration of the additional employees.

     Logica plc, an international systems integrator with over 3,600 employees in 18 countries, implemented Restrac products in the United States, the United Kingdom and the Netherlands in 1995 to manage its global consulting business. Resumes are collected from offices throughout the world and consolidated to provide shared access for bidding on upcoming jobs and staffing projects for which Logica has been engaged. Logica also has used the Restrac system to direct projects to offices where the most appropriate skill sets exist to increase effectiveness and reduce expenses.

     Brown & Root, a worldwide engineering and construction company which employs 40,000 engineers, used Restrac Hire to identify and quickly deploy more than 1,000 engineers in connection with the U.S. Department of Defense's Bosnian recruitment effort. These engineers were needed to establish five military base camps in and around Tuzla. Brown & Root was able to compile a list of personnel with disparate skills such as telecommunications, construction, computer system management and armored vehicle maintenance.

STRATEGIC RELATIONSHIPS

     The Company has established a number of relationships both to leverage marketing channels and complementary technology and to meet customer demands for open, integrated, multi-vendor solutions. Strategic partners are categorized into three groups: Technology Partners, who provide the Company with innovative technologies that are integrated into the Company's products; Joint Marketing Partners, who provide the Company's customers with value-added software, consulting or other services that are complementary to the Company's software and services and that enable the Company's customers to better utilize the Company's software; and ConnecTeam Partners, who develop and deliver integrated products and/or services that are designed specifically for Restrac systems and for which the Company receives a royalty. Examples of the Company's strategic partners include:

     Verity, Inc. The Company's software incorporates the text search software tools developed by Verity, Inc., a Technology Partner, which allows Restrac clients to search through vast amounts of candidate and job data, delivering only the most relevant information directly to the desktop.

     PeopleSoft, Inc. PeopleSoft, Inc., a leading worldwide provider of human resource software, is a Joint Marketing Partner. In conjunction with the Company's sales force, PeopleSoft markets the Company's Resume Reader for PeopleSoft product, which integrates the Company's high-volume resume-scanning, skills management and search technology with PeopleSoft's HRMS product. The Company makes a royalty payment to PeopleSoft for each Resume Reader for PeopleSoft product licensed.

     The Monster Board. The Company is currently developing an enhancement to its software that allows users to directly post jobs and receive applications via Internet career sites. In conjunction with the development of this enhancement, the Company has entered into a strategic relationship with The Monster Board, one of the largest Internet career sites, pursuant to which the Company will receive a portion of the fees paid to The Monster Board in connection with such postings.

     ESSENSE Systems, Inc. ESSENSE Systems, Inc., a Restrac ConnecTeam Partner, has developed a suite of kiosk and interactive voice response self-service applications called Restrac ExprESS, which are specifically designed to operate with the Company's software. Through the use of its advanced development environment and server system and Edify Corporation's interactive voice response technology, ESSENSE offers a complete multi-platform self-service solution for Restrac customers, including desktop PC, kiosk and touch-tone telephone.

COMPETITION

     The marketplace for staffing solutions is intensely competitive and is rapidly changing. The Company encounters direct competition from a number of companies providing human resource staffing solutions, including (i) other human resource staffing software companies, (ii) providers of general human resource information systems, (iii) agencies providing or sourcing full-time, contract and temporary labor,

(iv) information systems departments of potential prospects that develop custom software, and (v) providers of other client/server application software or document management systems.

     The Company's primary direct competitor is Resumix, Inc., which was acquired by Ceridian, Inc. in 1995. The Company also competes directly against other providers of human resource staffing software, most of which are small privately held companies providing less functional products at lower prices. In addition, vendors of general human resource information systems generally include applicant tracking modules in their offerings which can compete with the Company's products. Moreover, there can be no assurance that such vendors will not develop and market products in direct competition with the Company. Some of the Company's current and many of the Company's potential competitors, including PeopleSoft and many other providers of general human resource information systems, are large, publicly traded organizations with long operating histories and access to significantly greater financial, technical, marketing and other resources. As a result, they may be able to respond to market changes, emerging technologies or changes in customer requirements more rapidly and devote more resources to the development, marketing and sales of their products than the Company. Competition may increase from new market entrants (particularly if the market for automated staffing solutions continues to develop) or through consolidations in the software industry and/or cooperative relationships among companies or with third parties.

     The Company believes that the principal competitive factors affecting its market include product functionality, breadth, ease of use, scalability and flexibility, integration and interoperability with standard platforms and operating systems and other software products, price, product reputation, customer service and support, sales and marketing effectiveness and company reputation. Although the Company believes it competes favorably with respect to such factors, there can be no assurance that the Company can maintain this position against current and potential competitors.

INTELLECTUAL PROPERTY

     The Company relies on a combination of copyright and trade secret laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. The Company believes that, due to the rapid pace of technological innovation within its industry, the Company's ability to establish and maintain a position of technology leadership in the industry is dependent more upon the skills of its development personnel and its existing skills library than upon the legal protections afforded its existing technology.

     The Company's success is dependent in part upon its proprietary software. There can be no assurance that the Company's agreements with employees, consultants and others who participate in the development of its software will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known. Furthermore, there can be no assurance that the measures taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology.

     The Company is not aware of any patent infringement charge or any violation of other proprietary rights claimed by any third party relating to the Company or the Company's products. However, the computer technology market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict.

     The Company relies on Verity for text search software, TASC for image compression and Caere for OCR technology. The Company's success will depend in part on its continued ability to obtain and use licensed technology that is important to the functionality of its products. An inability to continue to procure or use such technology would likely have an adverse effect on the Company's business, financial condition and operating results.

EMPLOYEES

     As of April 30, 1996, the Company had 125 full time employees consisting of 39 in sales and marketing, 16 in product development, 49 in client services and 21 in corporate operations. The Company's employees are not represented by any collective bargaining organizations, and the Company has never experienced any work stoppages. The Company considers its relations with its employees to be good.

FACILITIES

     The Company's corporate headquarters are located in Dedham, Massachusetts, where it currently occupies approximately 24,000 square feet of office space under a lease expiring in December 1996. The Company expects that additional space will be available when needed by the Company. The Company has regional sales and service offices on the West Coast and in the United Kingdom. The Company occupies approximately 2,200 square feet of office space in Palo Alto, California under a lease expiring in September 1997 and 400 square feet of office space in Reading, England under a lease expiring in October 1996. The Company also leases office space for its sales representatives in Chicago and Dallas.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, their ages and their positions with the Company are as follows:

                   NAME                     AGE                      POSITION
- ------------------------------------------  ---     ------------------------------------------
Lars D. Perkins...........................  36      President, Chief Executive Officer and
                                                    Chairman of the Board
Michael L. Amato..........................  38      Vice President of Client Services
Charles A. Borwick........................  33      Vice President of Marketing
Raymond M. Desrochers.....................  28      Vice President of Product Development and
                                                    Quality
Cynthia G. Eades..........................  39      Chief Financial Officer, Vice President of
                                                    Finance and Treasurer
Martin J. Fahey...........................  42      Vice President and Chief Operating Officer
Thomas J. McCarthy III....................  33      Vice President of Sales
Rachael T. Shanahan.......................  29      Vice President of Business Development,
                                                    General Counsel and Secretary
Russell J. Campanello(1)(2)...............  40      Director
J. Paul Costello..........................  57      Director
A. Bruce Johnston(1)(2)...................  36      Director

- ---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Lars D. Perkins, co-founder of the Company, has served as President, Chief Executive Officer and Chairman of the Board of the Company since 1986. Prior to such time, he was the Company's Vice President. Prior to founding the Company, Mr. Perkins held sales and hardware and software engineering positions with several local companies.

     Michael L. Amato has been the Company's Vice President of Client Services since November 1994. From November 1988 to October 1994, Mr. Amato was Area Manager for the Northeast Region of Innovative Information Systems, Inc., a client/server systems integration company.

     Charles A. Borwick was elected Vice President of Marketing of the Company in October 1995. From August 1993 to September 1995, Mr. Borwick served as the Company's Vice President of Business Development; from June 1992 to July 1993, he served as its Vice President of Client Services; and from January 1991 to May 1992, he served as Vice President of the Company's SuccessPlan product line. Prior to joining the Company, Mr. Borwick co-founded Borwick International, Inc., an international consulting firm. At Borwick International, Mr. Borwick headed the human resource planning software division, where he directed sales, marketing and operations.

     Raymond M. Desrochers was elected to the position of Vice President of Product Development and Quality of the Company in October 1995. From April 1995 to October 1995, he served as the Company's Director of Product Development and from October 1994 to March 1995, he served as the Company's Manager of Software Development. Mr. Desrochers was a senior software engineer for the Company from July 1992 to September 1994. Prior to joining the Company in July 1992, he had been Software Project Manager for New England Business Service, Inc., a company that provides accounting software solutions to both small and medium-sized businesses, from October 1991 to June 1992. In addition, Mr. Desrochers was Software Development Manager for Multi Tasking Systems, Inc., a leasing software provider, from September 1989 to September 1991.

     Cynthia G. Eades joined the Company as Chief Financial Officer, Vice President of Finance and Treasurer in December 1994. From February 1993 to February 1994, she was Vice President and Chief

Financial Officer of Virtual World Entertainment, a developer and operator of virtual reality entertainment centers. Prior to such time, Ms. Eades was employed by Dun & Bradstreet Software Services, Inc., a business applications software company, as Controller from October 1991 to February 1993 and Director of Finance from June 1990 to October 1991. Ms. Eades is a Certified Public Accountant and was employed by Price Waterhouse from June 1978 to June 1990, most recently as a Senior Manager in Audit and Accounting.

     Martin J. Fahey joined the Company as Vice President and Chief Operating Officer in May 1996. From January 1995 to May 1996, Mr. Fahey was an independent consultant for a variety of software companies. From July 1991 to December 1994, he was Chief Executive Officer of Vertigo Development, a multimedia company which Mr. Fahey co-founded. Mr. Fahey was employed by Lotus Development Corporation, a software company, from January 1983 to June 1991, most recently as the Director of Spreadsheet Marketing.

     Thomas J. McCarthy III joined the Company as Vice President of Sales in February 1995. From October 1994 to January 1995, Mr. McCarthy was Vice President and General Manager of Padcom Inc., a clinical studies software company, where he was responsible for all North American operations. Prior to joining Padcom, Mr. McCarthy had been employed by Software 2000, Inc., a business applications software company, as a regional manager from May 1993 to September 1994, a district manager from September 1992 to April 1993 and an account executive from January 1992 to August 1992. Mr. McCarthy was an account executive at Dun & Bradstreet Software Services, Inc., a business applications software company, from December 1989 to December 1991.

     Rachael T. Shanahan was elected Vice President of Business Development of the Company in October 1995 and has served as the Company's Secretary since January 1994 and its General Counsel since August 1993. Prior to such time, she had been the Company's Contract Administrator/Legal Assistant since December 1990. Ms. Shanahan first joined the Company in 1988 as a systems specialist.

     Russell J. Campanello was elected as a director of the Company in October 1994. He has been Vice President of Human Development and Organizational Productivity at Industry.Net, a facilitator of electronic commerce on the Internet, since February 1996. Prior to joining Industry.Net, Mr. Campanello spent eight years as the Vice President of Human Resources of Lotus Development Corporation.

     J. Paul Costello co-founded the Company in 1982 with Lars D. Perkins and has been a director of the Company since its founding. Mr. Costello has served as President of J. Paul Costello Associates, Inc., a consulting company, since 1969 and of Costello & Company, Inc., a contract recruiting company, since 1979. In December 1992, he also was named President of Corporate Staffing Center, Inc., a provider of outsourced staffing services to large corporate clients. Mr. Costello has been a human resource management consultant for over thirty years.

     A. Bruce Johnston was elected as a director of the Company in January 1994. Since January 1996, Mr. Johnston has been a Principal of TA Associates, Inc., a private equity firm. From June 1992 to January 1996, Mr. Johnston was a Vice President of TA Associates. Prior to such time, Mr. Johnston was a General Manager of Lotus Development Corporation from June 1988 to June 1992. Mr. Johnston also serves on the Boards of Directors of Expert Software, Inc. and Trident International, Inc., both Nasdaq-traded public companies, as well as on the Boards of Directors of several private companies.

BOARD OF DIRECTORS

     Effective upon the closing of this offering, the Company's Board of Directors will be divided into three classes, whose members will serve for staggered three-year terms. The Board will be comprised of one Class I Director (Mr. Campanello), one Class II Director (Mr. Johnston) and two Class III Directors (Messrs. Perkins and Costello) whose initial terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held following fiscal 1996, 1997 and 1998, respectively. At each annual meeting of stockholders, directors will be reelected or elected for a full term of three years to succeed those directors whose terms are expiring.

     Each of Messrs. Perkins, Costello and Johnston has been nominated and elected to the Board of Directors pursuant to a voting agreement among certain stockholders of the Company. This agreement will terminate upon consummation of this offering.

     The Company has entered into Indemnity Agreements with its directors which provide a contractual right to indemnification for certain expenses incurred by such directors arising from suits brought against them in their capacities as directors of the Company, to the extent permitted by Delaware law and the Company's Certificate of Incorporation.

     The Company's Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit the Company's financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the Company's internal accounting procedures. The Audit Committee consists of Messrs. Campanello and Johnston. The Compensation Committee, which also consists of Messrs. Campanello and Johnston, reviews and recommends the compensation arrangements for all directors and officers and approves such arrangements for other senior level employees. The Compensation Committee also administers and takes such other action as may be required in connection with the incentive plans of the Company, including the 1994 Stock Option Plan and the 1996 Stock Option Plan.

DIRECTOR COMPENSATION

     Prior to this offering, non-employee directors of the Company received an annual directors' fee equal to 5% of the total compensation paid to the chief executive officer of the Company for the period in question, which fee amounted to $13,500 in fiscal 1995. Upon completion of this offering, non-employee directors will receive $5,000 per year for services rendered as directors, plus a per meeting fee of $1,000 for each directors' meeting attended in person after the fifth meeting, up to a maximum additional amount of $5,000 per fiscal year. In addition, all directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees. Each non-employee director will automatically receive an option to purchase 5,000 shares of Common Stock when such director is first elected to the Board of Directors, with such option shares vesting proportionately over four years, under the Company's 1996 Stock Option Plan. In addition, each non-employee director will automatically receive an option to purchase 2,500 shares of Common Stock on each October 1 that such director is a member of the Board of Directors, with such option shares vesting proportionately over four years. All option grants to non-employee directors will be at a per share exercise price equal to the fair market value of the Common Stock at the time of grant. See "Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table shows compensation paid to the Chief Executive Officer and the other executive officers of the Company whose salary plus bonus exceeded $100,000 for services rendered to the Company in all capacities during the fiscal year ended September 30, 1995 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                                          AWARDS
                                                                       ------------
                                              ANNUAL COMPENSATION       SECURITIES
                                             ---------------------      UNDERLYING       ALL OTHER
      NAME AND PRINCIPAL POSITION(1)          SALARY       BONUS         OPTIONS        COMPENSATION
- -------------------------------------------  --------     --------     ------------     ------------
Lars D. Perkins............................  $135,000     $136,450             --          $5,135(2)
  President and Chief Executive Officer
Michael L. Amato...........................    92,051(3)    21,810         35,460             596(4)
  Vice President of Client Services
Charles A. Borwick.........................   104,582       41,945         70,875             984(4)
  Vice President of Marketing
Cynthia G. Eades...........................    85,550(5)    28,606         53,190             383(4)
  Chief Financial Officer
David G. Fisher(6).........................   130,769       80,589        130,054(7)        8,305(8)
  Vice President of Marketing
Thomas J. McCarthy III.....................    83,333(9)   133,202        141,840             350(4)
  Vice President of Sales

- ---------------
(1) Martin J. Fahey was named Vice President and Chief Operating Officer of the Company in May 1996. His annual salary is $135,000.

(2) Includes a car allowance of $4,133 and a matching contribution of $1,002 made by the Company on behalf of Mr. Perkins under the Company's 401(k) savings plan.

(3) Based on 11 months of service with the Company during the fiscal year ended September 30, 1995. Mr. Amato's salary would have totaled $100,000 had he been employed by the Company for the entire fiscal year.

(4) Represents a matching contribution made by the Company on behalf of the Named Executive under the Company's 401(k) savings plan.

(5) Based on 9.5 months of service with the Company during the fiscal year ended September 30, 1995. Ms. Eades' salary would have totaled $110,000 had she been employed by the Company for the entire fiscal year.

(6) Mr. Fisher resigned from the Company, effective October 1995. In connection with his resignation, Mr. Fisher is receiving severance payments which will aggregate approximately $111,600 from the Company.

(7) In November 1995, Mr. Fisher exercised his option to purchase 56,900 vested shares of Common Stock and the Company repurchased those shares at a negotiated price pursuant to the terms of a separation agreement for an aggregate purchase price of $113,799. Mr. Fisher's remaining option to purchase 73,154 shares of Common Stock terminated in November 1995 following his resignation from the Company.

(8) Includes a moving allowance of $6,847 and a matching contribution of $1,458 made by the Company on behalf of Mr. Fisher under the Company's 401(k) savings plan.

(9) Based on eight months of service with the Company during the fiscal year ended September 30, 1995. Mr. McCarthy's salary would have totaled $125,000 had he been employed by the Company for the entire fiscal year.


     The following table provides information on option grants made during the fiscal year ended September 30, 1995 to the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                               REALIZABLE
                                                   INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                --------------------------------------------------------    ANNUAL RATES OF
                                                   PERCENT OF                                 STOCK PRICE
                                   NUMBER OF      TOTAL OPTIONS                             APPRECIATION FOR
                                  SECURITIES       GRANTED TO     EXERCISE                   OPTION TERM(1)
                                  UNDERLYING      EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------
             NAME               OPTIONS GRANTED    FISCAL YEAR      SHARE        DATE        5%        10%
- ------------------------------  ---------------   -------------   ---------   ----------   -------   --------
Lars D. Perkins...............           --              --            --             --        --         --
Michael L. Amato..............       35,460            7.93%        $0.44       10/31/04   $ 9,812   $ 24,866
Charles A. Borwick............       70,875           15.86%         0.44        10/1/04    19,612     49,701
Cynthia G. Eades..............       53,190           11.90%         0.44       12/12/04    14,718     37,299
David G. Fisher...............           --              --            --             --        --         --
Thomas J. McCarthy III........       70,920           15.87%         0.44         2/1/05    19,625     49,732
                                     70,920           15.87%         2.00        9/15/05    89,202    226,056

- ---------------
(1) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period and the date on which the options are exercised.

     The following table sets forth for each of the Named Executives certain information concerning options held as of September 30, 1995. No Named Executives exercised stock options during fiscal 1995.

      AGGREGATE OPTION EXERCISES IN FISCAL 1995 AND YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                                  OPTIONS AT FISCAL YEAR END            FISCAL YEAR END(2)
                    NAME                         EXERCISABLE/UNEXERCISABLE(1)       EXERCISABLE/UNEXERCISABLE
- ---------------------------------------------  --------------------------------     --------------------------
Lars D. Perkins..............................             --           --                   --        --
Michael L. Amato.............................         53,190(3) /      --             $ 55,318/       --
Charles A. Borwick...........................         70,875(4) /      --              110,565/       --
Cynthia G. Eades.............................         53,190(3) /      --               82,976/       --
David G. Fisher..............................        130,054(5) /      --              202,884/       --
Thomas J. McCarthy III.......................        141,840(3) /      --              110,635/       --

- ---------------
(1) Under the 1994 Stock Option Plan, all options are exercisable upon grant, but the underlying shares vest over time. The Company reserves the right to repurchase, upon termination of employment, all shares issued upon exercise (unvested shares at the exercise price and vested shares at the then current fair market value).

(2) These values have been calculated on the basis of the fair market value per share of the Common Stock at September 30, 1995 as determined by the Board of Directors ($2.00), less the applicable exercise price.

(3) At fiscal year end, none of the shares were vested.

(4) At fiscal year end, all of the shares were vested.

(5) Mr. Fisher resigned from the Company, effective October 1995. In November 1995, Mr. Fisher exercised his option to purchase 56,900 vested shares of Common Stock. Mr. Fisher's remaining option to purchase 73,154 shares of Common Stock terminated in November 1995.

STOCK OPTION PLANS

     Each of the 1994 Stock Option Plan and the 1996 Stock Option Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) options that do not so qualify and (iii) shares of Common Stock. The 1994 Stock Option Plan and the 1996 Stock Option Plan are designed and intended as a performance incentive for officers, directors, employees, consultants and other key persons performing services for the Company to encourage such persons to acquire or increase a proprietary interest in the success of the Company. As of May 8, 1996, options to purchase 641,844 shares of Common Stock pursuant to the 1994 Stock Option Plan were outstanding. No further option grants will be made under the 1994 Stock Option Plan. Stock options granted under the 1994 Stock Option Plan are exercisable upon grant, subject to the Company's right to repurchase, upon termination of employment, shares of Common Stock issued upon exercise.

     On May 8, 1996, the Board of Directors and stockholders of the Company approved the adoption of the 1996 Stock Option Plan, which provides for the issuance of options to purchase 958,156 shares of Common Stock. Under the 1996 Stock Option Plan, each non-employee director first joining the Board of Directors in the future will automatically receive an option to purchase 5,000 shares of Common Stock when such director is first elected or appointed to the Board of Directors, with option shares vesting proportionately over four years. In addition, each non-employee director will automatically receive an option to purchase 2,500 shares of Common Stock on each October 1 that such director is a member of the Board of Directors, with option shares vesting proportionately over four years. All option grants to non-employee directors will be at a per share exercise price equal to the fair market value of the Common Stock at the time of grant. The 1996 Stock Option Plan is administered by the Compensation Committee as appointed by the Board of Directors from time to time.

EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1996 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in May 1996. The Company has reserved a total of 150,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan, which is intended to qualify under
Section 423(b) of the Code, permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to ten percent of their compensation. The price of Common Stock purchased under the Employee Stock Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the first or last day of each six month purchase period. The Employee Stock Purchase Plan will be administered by the Compensation Committee of the Board of Directors. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and for more than six months.

SAVINGS PLAN

     The Company's savings plan (the "Restrac 401(k) Plan") was adopted by the Company in 1994 and amended, effective October 1995. All United States full-time employees of the Company are eligible to participate in the Restrac 401(k) Plan without regard to age or length of service. Participants may elect to have their compensation reduced by up to 20% and have such reduced amount contributed to the Restrac 401(k) Plan. The Company made discretionary matching contributions under the Restrac 401(k) Plan aggregating approximately $14,000 and $33,000 during fiscal 1994 and fiscal 1995, respectively.

NON-COMPETITION AGREEMENTS

     The Company has entered into a non-competition agreement with each executive officer which generally (i) restricts such executive officer from engaging in any "competitive business" (as defined in the agreement) for a period of up to two years following termination of employment, subject to payment by the Company of up to 30% of the executive officer's base salary; (ii) requires the executive officer to assign to the Company all rights in all works, ideas and inventions made by such executive officer during the term of employment which directly relate to the Company's actual or proposed business; and (iii) requires the executive officer to keep confidential, both during the term of employment and for a defined period thereafter, all confidential or proprietary information of the Company.

1996 MANAGEMENT INCENTIVE COMPENSATION PLANS

     The Company's 1996 Management Incentive Compensation Plans allow senior managers to receive up to 20% of annual salary in an annual bonus and other managers to receive up to 15% of annual salary in an annual bonus, 50% of which is based upon the achievement of individual goals and 50% of which is based upon the Company's achievement of its annual financial goals. These plans do not apply to sales personnel, who are covered by separate incentive plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to May 8, 1996, all matters concerning executive officer compensation were addressed by a Compensation Committee comprised of Messrs. Costello and Johnston. Since May 8, 1996, the Compensation Committee has been comprised of Messrs. Campanello and Johnston. Neither Mr. Campanello nor Mr. Johnston is an employee of the Company. Mr. Campanello has been a director of the Company since October 1994. Mr. Johnston has been a director of the Company since January 1994.

                              CERTAIN TRANSACTIONS

     Pursuant to the 1994 Financing Agreement, on January 5, 1994, the Company sold 517,546 shares of Convertible Preferred Stock to investment funds associated with TA Associates, Inc. (the "TA Investors"), 28,951 shares of Convertible Preferred Stock to Chestnut III Limited Partnership ("CLP") and 9,658 shares of Convertible Preferred Stock to Chestnut Capital International III Limited Partnership ("CCILP") (CLP and CCILP collectively, the "Chestnut Investors"). The purchase price per share of Convertible Preferred Stock was $6.30. Upon the closing of this offering, the shares of Convertible Preferred Stock will convert into an aggregate of 2,502,696 shares of Common Stock as provided by a formula set forth in the Company's Certificate of Incorporation. Mr. Johnston, a director of the Company, is a Principal of TA Associates, Inc., the indirect general partner of each of the TA Investors other than TA Venture Investors Limited Partnership. Mr. Johnston is a general partner of TA Venture Investors Limited Partnership. Approximately $800,000 of the proceeds were used by the Company to repurchase shares of Common Stock, including 225,000 shares from Lars D. Perkins, the President and Chief Executive Officer of the Company, and 225,000 shares from J. Paul Costello, a director of the Company, at a per share price of $1.32.

     For a description of certain registration rights held by the TA Investors and the Chestnut Investors, see "Description of Capital Stock -- Registration Rights."

     On January 1, 1993, the Company entered into a License Agreement with Costello & Company, Inc. ("Costello") pursuant to which the Company granted Costello a fully-paid, perpetual license to use the Company's then current software products and all replacement products developed and/or marketed by the Company, with certain limited exceptions, and documentation thereto which is part of the Company's standard offering to its customers. Pursuant to the terms of the License Agreement, Costello does not acquire any rights of ownership in the software or documentation and said software and documentation may only be used by Costello and J. Paul Costello, his wife, children and any business entity at least 51% owned by any of them, each of whom Costello may grant rights to use the software. J. Paul Costello, the President and principal shareholder of Costello, is a director of the Company.

     On January 1, 1991, the Company purchased certain assets from Borwick International, Inc., an international consulting firm, pursuant to that certain Agreement for Purchase and Sale of Assets dated January 1, 1991 (the "Asset Agreement"). The Asset Agreement contains a non-competition clause pursuant to which the Company agreed not to sell software used for "succession planning" anywhere outside of North America. On September 30, 1995, the Company executed a Termination Agreement with Borwick International and Irving P. Borwick and a Finder's Fee and Non-Competition Agreement with Irving P. Borwick.

Pursuant to these two agreements, the Company agreed to pay (i) $550,951.77 to Borwick International ($137,738 of which were paid by Borwick International to Charles A. Borwick) in return for the termination of the Company's non-competition agreement under the Asset Agreement and a five-year non-competition covenant from Borwick International and (ii) $500,000 to Irving
P. Borwick ($125,000 of which will be paid by Mr. Borwick to Charles A. Borwick) over a three-year period in exchange for a five-year non-competition covenant from Irving P. Borwick. The Finder's Fee and Non-Competition Agreement also provides for the payment of a finder's fee to Mr. Borwick in the event that certain entities purchase a license to certain Restrac software on or before September 30, 1997. Irving P. Borwick is the father of Charles A. Borwick, the Company's Vice President of Marketing. Charles A. Borwick is a consultant to Borwick International.

     The Company has adopted a policy that transactions between the Company and its officers, directors or other affiliates shall be reviewed on an ongoing basis and be submitted to the Audit Committee or other comparable body for review where appropriate.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 8, 1996, and as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares offered hereby, (i) by each person who is known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock,
(ii) by each of the Company's directors, (iii) by each of the Named Executives,
(iv) by each of the Selling Stockholders, and (v) by all current directors and executive officers of the Company as a group.

                                   SHARES BENEFICIALLY         SHARES TO           SHARES BENEFICIALLY
                                      OWNED PRIOR TO            BE SOLD                OWNED AFTER
                                       OFFERING(1)            IN OFFERING              OFFERING(1)
                                 ------------------------     -----------       --------------------------
       NAME AND ADDRESS           NUMBER       PERCENT(2)                        NUMBER         PERCENT(2)
- -------------------------------  ---------     ----------                       ---------       ----------
TA Investors...................  2,328,956(3)     36.5%         360,134(4)      1,968,822(5)       25.0%
  c/o TA Associates, Inc.
  125 High Street
  Boston, MA 02110
Chestnut Investors.............    173,740(6)      2.7%          26,866(7)        146,874(8)        1.9%
  c/o MVP Ventures
  45 Milk Street
  Boston, MA 02109
Lars D. Perkins................  1,445,816        22.7%         216,000         1,229,816          15.6%
J. Paul Costello...............  1,685,385(9)     26.4%         252,000         1,433,385(9)       18.2%
Russell J. Campanello..........     11,250(10)       *               --            11,250(10)         *
A. Bruce Johnston..............      4,307(11)       *              665(12)         3,642(13)         *
Michael L. Amato...............     53,190(14)       *               --            53,190(14)         *
Charles A. Borwick.............    355,444(15)     5.5%         136,000           219,444(15)       2.8%
Cynthia G. Eades...............     53,190(16)       *               --            53,190(16)         *
Martin J. Fahey................     80,000(17)     1.2%              --            80,000(17)       1.0%
David G. Fisher................         --          --               --                --            --
Thomas J. McCarthy III.........    141,840(18)     2.2%              --           141,840(18)       1.8%
John P. Jopling................     52,650           *            9,000            43,650             *
All directors and executive
  officers as a group (11
  persons).....................  3,901,109(19)    56.9%         604,665         3,296,444(19)      39.5%

- ---------------
   * Represents less than 1% of the outstanding shares

 (1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise indicated. In accordance with the rules of the Securities and Exchange Commission, each stockholder is deemed to beneficially own any shares subject to stock options which are currently exercisable or which become exercisable within 60 days after May 8, 1996; and any reference in these footnotes to shares subject to stock options held by the person or entity in question refers to stock options which are currently exercisable or which become exercisable within 60 days after May 8, 1996. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

 (2) Number of shares deemed outstanding includes any shares subject to stock options held by the person or entity in question that are currently exercisable or exercisable within 60 days following May 8, 1996. Number of shares deemed outstanding after this offering includes the additional 1,500,000 shares of Common Stock which are being offered by the Company hereby.

 (3) Includes 1,668,465 shares owned by Advent VII L.P., 344,439 shares owned by Advent Atlantic and Pacific II L.P., 166,846 shares owned by Advent New York L.P., 124,177 shares owned by Advent Industrial II L.P. and 25,029 shares owned by TA Venture Investors Limited Partnership. TA Associates, Inc. acts as the indirect general partner of each of these entities and certain of their affiliates, except for TA Venture Investors Limited Partnership, and exercises sole investment and voting power with respect to such shares. Principals and employees of TA Associates, Inc. (including A. Bruce Johnston) comprise the general partners of TA Venture Investors Limited Partnership.

 (4) Includes 258,000 shares to be sold by Advent VII L.P., 53,262 shares to be sold by Advent Atlantic and Pacific II L.P., 25,800 shares to be sold by Advent New York L.P., 19,202 shares to be sold by Advent Industrial II L.P. and 3,870 shares to be sold by TA Venture Investors Limited Partnership.

 (5) Includes 1,410,465 shares owned by Advent VII L.P., 291,177 shares owned by Advent Atlantic and Pacific II L.P., 141,046 shares owned by Advent New York L.P., 104,975 shares owned by Advent Industrial II L.P. and 21,159 shares owned by TA Venture Investors Limited Partnership.

 (6) Includes 130,279 shares owned by Chestnut III Limited Partnership and 43,461 shares owned by Chestnut Capital International III Limited Partnership. Messrs. Jonathan J. Fleming, Michael F. Schiavo, Peter A. Schober and John G. Turner are the general partners of Chestnut III Management Limited Partnership ("CMLP") and MVP Capital Limited Partnership ("MVP"). CMLP has voting and investment power to act for Chestnut III Limited Partnership. MVP has voting and investment power to act for Chestnut Capital International III Limited Partnership.

 (7) Includes 20,145 shares to be sold by Chestnut III Limited Partnership and 6,721 shares to be sold by Chestnut Capital International III Limited Partnership.

 (8) Includes 110,134 shares owned by Chestnut III Limited Partnership and 36,740 shares owned by Chestnut Capital International III Limited Partnership.

 (9) Includes 403,164 shares of Common Stock beneficially owned by Joseph A. Bartoloni and Paul D. Spiro as trustees of trusts for the benefit of Mr. Costello's children, John P. Costello III and Brett Ann Costello. Mr. Costello disclaims beneficial ownership of such shares.

(10) Represents 11,250 shares subject to options held by Mr. Campanello.

(11) Represents 4,307 shares of Common Stock beneficially owned by A. Bruce Johnston through TA Venture Investors Limited Partnership, which are included in the shares described in footnote (3) above as being owned by TA Venture Investors Limited Partnership. Does not include any shares beneficially owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent New York L.P. or Advent Industrial II L.P. or the remainder of the shares described in footnote (3) above as being owned by TA Venture Investors Limited Partnership, as to which Mr. Johnston disclaims beneficial ownership.

(12) Represents 665 shares of Common Stock to be sold by TA Venture Investors Limited Partnership which are included in footnote (4) above as being sold by TA Venture Investors Limited Partnership.

(13) Represents 3,642 shares of Common Stock in which A. Bruce Johnston has a pecuniary interest through TA Venture Investors Limited Partnership which are included in footnote (5) above as being owned by TA Venture Investors Limited Partnership.

(14) Represents 53,190 shares subject to options held by Mr. Amato.

(15) Includes 70,875 shares subject to options held by Mr. Borwick.

(16) Represents 53,190 shares subject to options held by Ms. Eades.

(17) Represents 80,000 shares subject to options held by Mr. Fahey.

(18) Represents 141,840 shares subject to options held by Mr. McCarthy.

(19) Includes 481,032 shares subject to options held by directors and executive officers as a group.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     The authorized capital stock of the Company upon completion of the offering and the conversion of all of the Convertible Preferred Stock into Common Stock will consist of 30,000,000 shares of Common Stock, of which 7,874,383 shares will be outstanding, and 5,000,000 shares of undesignated preferred stock issuable in series by the Board of Directors (the "Preferred Stock"), of which no shares will be issued and outstanding. There were 17 stockholders of record as of May 8, 1996. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation and Amended and Restated By-laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Certificate of Incorporation and the Amended and Restated By-laws have been adopted by the stockholders and the Board of Directors of the Company.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

     There are no redemption or sinking fund provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the offering, fully paid and non-assessable.

     The By-laws provide, subject to the rights of the holders of the Preferred Stock, if and when issued, that the number of directors shall be fixed by the Board of Directors. The directors, other than those who may be elected by the holders of Preferred Stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term, except with respect to the initial term of each class of directors which shall be for the period described under "Management -- Board of Directors." Subject to any rights of the holders of Preferred Stock, if and when issued, to elect directors, and to remove any director whom the holders of any such stock had the right to elect, any director of the Company may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such director.

UNDESIGNATED PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 5,000,000 shares of Preferred Stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the Certificate of Incorporation. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of the Company.

CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BY-LAWS

     A number of provisions of the Company's Certificate of Incorporation and By-laws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the Board of Directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including takeovers which certain stockholders may deem to be in their best interests). These provisions, together with the classified Board of Directors and the ability of the Board of Directors to issue Preferred Stock without further stockholder action, also could delay or frustrate the removal of incumbent Directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders of the Company. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the Common Stock and deprive stockholders of an opportunity to receive a premium for their shares. The Board of Directors of the Company believes that these provisions are appropriate to protect the interests of the Company and all of its stockholders. The Board of Directors has no present plans to adopt any other measures or devices which may be deemed to have an "anti-takeover effect."

     Meetings of Stockholders. The Company's By-laws provide that a special meeting of stockholders may be called only by the Board of Directors unless otherwise required by law. The Company's By-laws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the Company's By-laws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

     No Stockholder Action by Written Consent. The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

     Indemnification and Limitation of Liability. The By-laws of the Company provide that directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The By-laws of the Company also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. The Certificate of Incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Amendment of the Certificate. The Certificate of Incorporation provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend the provisions described above.

     Amendment of By-laws. The Certificate of Incorporation provides that the By-laws may be amended or repealed by the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purpose, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The Board of Directors has agreed that Lars D. Perkins, J. Paul Costello and the TA Investors, who would immediately after the offering be deemed to own 15% or more of the Company's outstanding Common Stock, and their affiliates and associates will not be considered "interested stockholders" for purposes of Section 203 and that the provisions of Section 203 do not apply to transactions between the Company and any of the above-referenced stockholders or their affiliates and associates.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such charter or by-law amendment shall not become effective until 12 months after the date it is adopted. Neither the Certificate of Incorporation nor the By-laws contains any such exclusion.

REGISTRATION RIGHTS

     Upon consummation of the offering, Lars D. Perkins, J. Paul Costello and John P. Jopling (collectively the "Management Stockholders") and the TA Investors and the Chestnut Investors (collectively the "Venture Investors") will have "piggy-back" registration rights under the Securities Act pursuant to the Registration Rights Agreement and the 1994 Financing Agreement, respectively. If the Company proposes to effect certain registrations of its securities under the Securities Act, such holders are entitled to notice of such registration and to include their shares of Common Stock in such registration, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, at any time at least six months after the effective date of the Company's initial public offering, the Venture Investors shall have the right to demand two registrations on Form S-1, but no more than one in any consecutive twelve-month period. At such time as the Company has qualified for use of Form S-3, the Venture Investors shall each have the right to request an unlimited number of registrations on Form S-3, except that the Company shall not be obligated to file and cause to become effective more than one registration statement on Form S-3 in any one twelve-month period or where the proposed aggregate offering price of the securities proposed to be registered is less than $1,000,000. The Management Stockholders are entitled to participate in any registration demanded by the Venture Investors, subject to the right of an underwriter participating in the offering, or in certain circumstances the right of the Venture Investors, to limit the ability of the Management Stockholders to include their shares in the offering. All expenses relating to the filing of such registration statements (other than the second demand registration on Form S-1), excluding underwriting discounts and selling expenses relating to the filing of such registration statements and in some instances the fees for counsel for the Venture Investors and/or the Management Stockholders, will be paid by the Company. Except to the extent the Selling Stockholders have exercised their registration rights with respect to the shares of Common Stock offered hereby, the holders of such registration rights have waived such rights in connection with the offering and have also agreed with the Underwriters not to exercise such rights with respect to any shares subject to the lock-up restrictions described below for a period of 180 days following the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

     The Company has selected Fleet National Bank as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have a total of 7,874,383 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock offered hereby will be freely tradable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined in the Securities Act, who would be required to sell under Rule 144 under the Securities Act. The remaining 5,374,383 shares of Common Stock outstanding will be "restricted securities" as that term is defined by Rule 144 (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act.

     Of the Restricted Shares, 186,480 shares will be eligible for sale in the public market in reliance on Rule 144(k) immediately following the commencement of this offering and 258,750 shares will be eligible for sale in the public market in reliance on Rule 144(k) within one month of the commencement of this offering; 415,230 of these shares are subject to the lock-up agreements described below. An additional 4,825,584 Restricted Shares will be eligible for sale in the public market pursuant to Rule 144 and Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; all of these shares are subject to the lock-up agreements described below. The remaining 103,569 shares will become eligible for sale in the public market under Rule 144 at various times; all of these shares are subject to the lock-up agreements described below.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding (approximately 78,744 shares upon completion of the offering) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate), would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. Rule 144 also provides that affiliates who are selling shares that are not Restricted Shares must nonetheless comply with the same restrictions applicable to Restricted Shares with the exception of the holding period requirement.

     Rule 701 promulgated under the Securities Act provides that shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates, beginning

90 days after the date of this Prospectus, subject to all provisions of Rule 144 except its two-year minimum holding period.

     The Company's executive officers and directors, the Selling Stockholders and certain other stockholders of the Company (who in the aggregate will hold 5,344,383 Restricted Shares upon completion of the offering) have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to the 1994 Stock Option Plan and the Employee Stock Purchase Plan.

     As of May 8, 1996, options to purchase a total of 641,844 shares of Common Stock pursuant to the 1994 Stock Option Plan were outstanding with a weighted average exercise price of $2.65 per share; an additional 958,156 shares of Common Stock were available for future issuance under the 1996 Stock Option Plan and 150,000 shares of Common Stock were available for purchase under the Employee Stock Purchase Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock issuable under the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Employee Stock Purchase Plan; however, the Company has agreed with the Underwriters not to file any such registration statement on Form S-8 with respect to, or otherwise register for resale with the Commission, shares of Common Stock subject to stock options, for a period of 30 days after the date of this Prospectus.

     In addition, various holders of Common Stock have demand and "piggyback" registration rights to require the Company to file one or more registration statements to effect the registration under the Securities Act of the shares of Common Stock held by such holders, which would permit such holders to resell such shares without complying with Rule 144. Registration and sale of such shares could have an adverse effect on the trading price of the Common Stock. See "Description of Capital -- Stock Registration Rights."

     Prior to the offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Wessels, Arnold & Henderson, L.L.C. and Adams, Harkness & Hill, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                NUMBER OF
                                   UNDERWRITER                                    SHARES
                    -----------------------------------------                   ----------
    Montgomery Securities.....................................................
    Wessels, Arnold & Henderson, L.L.C........................................
    Adams, Harkness & Hill, Inc...............................................

                                                                                 ---------
              Total...........................................................   2,500,000
                                                                                 =========

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters
may allow to selected dealers a concession of not more than $          per
share; and the Underwriters may allow, and such dealers may reallow, a
concession of not more than $          per share to certain other dealers. After
the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     Certain of the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     Each director and officer of the Company, the Selling Stockholders and certain other holders of Common Stock prior to this offering have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to the 1994 Stock Option Plan, the 1996 Stock Option Plan and the Employee Stock Purchase Plan. See "Management -- Stock Option Plans" and "-- Employee Stock Purchase Plan."

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in such negotiations will be the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of publicly traded common stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Hale and Dorr, Boston, Massachusetts, will pass upon certain legal matters relating to the offering for the Underwriters.

                                    EXPERTS

     The financial statements and schedule included in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission (the "Commission"), this Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not necessarily complete. With respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in all respects by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fees.

     Upon completion of the offering, the Company will be subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                                 RESTRAC, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................   F-2
Balance Sheets as of September 30, 1994 and 1995, March 31, 1996 (unaudited) and Pro
  Forma March 31, 1996 (unaudited)....................................................   F-3
Statements of Income for the Years Ended September 30, 1993, 1994 and 1995 and for the
  Six Months Ended March 31, 1995 and 1996 (unaudited)................................   F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity
  (Deficit) for the Years Ended September 30, 1993, 1994 and 1995 and for the Six
  Months Ended March 31, 1996 (unaudited) and Pro Forma March 31, 1996 (unaudited)....   F-5
Statements of Cash Flows for the Years Ended September 30, 1993, 1994 and 1995 and for
  the Six Months Ended March 31, 1995 and 1996 (unaudited)............................   F-6
Notes to Financial Statements.........................................................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Restrac, Inc.:

     We have audited the accompanying balance sheets of Restrac, Inc. (formerly MicroTrac Systems, Inc.) as of September 30, 1994 and 1995, and the related statements of income, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Restrac, Inc. as of September 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 30, 1995 (except with respect
  to Note 6, as to which the date
  is May 8, 1996)

                                 RESTRAC, INC.

                                 BALANCE SHEETS

                                                           SEPTEMBER 30,                            PRO FORMA
                                                      ------------------------     MARCH 31,     MARCH 31, 1996
                                                         1994          1995          1996        ---------------
                                                      ----------    ----------    -----------      (UNAUDITED)
                                                                                  (UNAUDITED)       (NOTE 1)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents.........................  $2,734,772    $2,966,637    $ 4,312,773      $ 4,312,773
  Accounts receivable, less allowance for doubtful
    accounts of approximately $17,000, $300,000 and
    $350,000, at September 30, 1994 and 1995 and
    March 31, 1996, respectively....................   2,152,755     3,485,744      3,073,482        3,073,482
  Other current assets..............................     157,290       454,470        379,350          379,350
  Deferred income taxes.............................     302,569       718,254        835,831          835,831
                                                      ----------    ----------    -----------      -----------
    Total current assets............................   5,347,386     7,625,105      8,601,436        8,601,436
                                                      ----------    ----------    -----------      -----------
Property and Equipment, net.........................     788,571     1,452,548      1,408,906        1,408,906
                                                      ----------    ----------    -----------      -----------
Deferred Income Taxes...............................          --        46,328         46,328           46,328
                                                      ----------    ----------    -----------      -----------
Other Assets, net...................................      13,891        14,832         27,430           27,430
                                                      ----------    ----------    -----------      -----------
                                                      $6,149,848    $9,138,813    $10,084,100      $10,084,100
                                                      ==========    ==========    ===========      ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Current portion of long-term debt.................  $   65,387    $   14,367    $    10,714      $    10,714
  Accounts payable..................................     539,889       585,471        643,800          643,800
  Accrued expenses..................................     705,565     2,180,479      2,426,882        2,975,615
  Deferred revenue..................................     996,294     2,526,073      2,669,664        2,669,664
  Accrued income taxes..............................     574,048       239,900        207,998          207,998
                                                      ----------    ----------    -----------      -----------
    Total current liabilities.......................   2,881,183     5,546,290      5,959,058        6,507,791
                                                      ----------    ----------    -----------      -----------
Deferred Income Taxes...............................      53,777        63,777         63,777           63,777
                                                      ----------    ----------    -----------      -----------
Other Liabilities...................................     132,068        45,119         15,597           15,597
                                                      ----------    ----------    -----------      -----------
Commitments (Note 4)
Redeemable Convertible Preferred Stock..............   3,562,172     3,842,474      3,982,625               --
                                                      ----------    ----------    -----------      -----------
Stockholders' Equity (Deficit) (Note 6):
  Preferred stock, $.01 par value -- Authorized --
    5,000,000 shares, Issued and
    outstanding -- none.............................          --            --             --               --
  Common stock, $.01 par value -- Authorized --
    30,000,000 shares, Issued -- 4,500,000 shares at
    September 30, 1994 and 1995, 4,558,587 shares at
    March 31, 1996 and 7,061,283 shares pro forma...      45,000        45,000         45,586           70,613
  Additional paid-in capital........................     160,618       160,618        221,197        3,699,946
  Treasury stock, at cost...........................    (804,970)     (804,970)      (830,764)        (830,764)
  Retained earnings.................................     120,000       240,505        627,024          557,140
                                                      ----------    ----------    -----------      -----------
    Total stockholders' equity (deficit)............    (479,352)     (358,847)        63,043        3,496,935
                                                      ----------    ----------    -----------      -----------
                                                      $6,149,848    $9,138,813    $10,084,100      $10,084,100
                                                      ==========    ==========    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                                 RESTRAC, INC.

                              STATEMENTS OF INCOME

                                                      FOR THE YEARS ENDED              FOR THE SIX MONTHS ENDED
                                                         SEPTEMBER 30,                        MARCH 31,
                                            ---------------------------------------    ------------------------
                                               1993          1994          1995           1995          1996
                                            ----------    ----------    -----------    ----------    ----------
                                                                                             (UNAUDITED)
Revenue:
  Product revenue.........................  $3,775,551    $6,816,249    $10,023,919    $4,132,744    $6,100,352
  Services revenue........................   1,894,131     2,921,248      4,989,965     2,078,413     3,802,646
                                            ----------    ----------    -----------    ----------    ----------
         Total revenue....................   5,669,682     9,737,497     15,013,884     6,211,157     9,902,998
                                            ----------    ----------    -----------    ----------    ----------
Cost of Revenue:
  Product revenue.........................     718,803     1,350,318      1,424,847       713,006       932,293
  Services revenue........................   1,362,518     1,588,778      2,983,931     1,148,486     2,191,806
                                            ----------    ----------    -----------    ----------    ----------
         Total cost of revenue............   2,081,321     2,939,096      4,408,778     1,861,492     3,124,099
                                            ----------    ----------    -----------    ----------    ----------
Gross Margin..............................   3,588,361     6,798,401     10,605,106     4,349,665     6,778,899
                                            ----------    ----------    -----------    ----------    ----------
Operating Expenses:
  Research and development................     673,701     1,342,692      1,364,542       592,695       863,487
  Sales and marketing.....................   1,552,675     3,335,599      5,661,133     2,394,527     3,758,042
  General and administrative..............   1,190,034     1,248,630      2,031,079       779,166     1,322,397
  Non-recurring charge (Note 2)...........          --            --      1,010,952            --            --
                                            ----------    ----------    -----------    ----------    ----------
         Total operating expenses.........   3,416,410     5,926,921     10,067,706     3,766,388     5,943,926
                                            ----------    ----------    -----------    ----------    ----------
Income From Operations....................     171,951       871,480        537,400       583,277       834,973
Other Income, net.........................      23,910        73,063        137,707        62,596       101,380
                                            ----------    ----------    -----------    ----------    ----------
Income Before Provision for Income
  Taxes...................................     195,861       944,543        675,107       645,873       936,353
Provision for Income Taxes................     106,417       338,835        274,300       258,737       409,683
                                            ----------    ----------    -----------    ----------    ----------
Net Income................................  $   89,444    $  605,708    $   400,807    $  387,136    $  526,670
                                            ==========    ==========    ===========    ==========    ==========
Pro Forma Net Income per Common and Common
  Equivalent Share........................                              $      0.06                  $     0.08
                                                                        ===========                  ==========
Pro Forma Weighted Average Number of
  Common and Common Equivalent Shares
  Outstanding.............................                                6,949,273                   6,937,578
                                                                        ===========                  ==========

   The accompanying notes are an integral part of these financial statements.

                                 RESTRAC, INC.

              STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                    (NOTE 6)

                                                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                            -------------------------------------------------------------------------------------
                  REDEEMABLE CONVERTIBLE       COMMON STOCK
                     PREFERRED STOCK        -------------------                    TREASURY STOCK                       TOTAL
                 ------------------------                $.01     ADDITIONAL   ----------------------   RETAINED    STOCKHOLDERS'
                   NUMBER      CARRYING      NUMBER       PAR      PAID-IN       NUMBER                 EARNINGS       EQUITY
                 OF SHARES       VALUE      OF SHARES    VALUE     CAPITAL     OF SHARES      COST      (DEFICIT)     (DEFICIT)
                 ----------   -----------   ---------   -------   ----------   ----------   ---------   ---------   -------------
Balance,
  September 30,
  1992.........         --    $        --   4,072,500   $40,725   $   87,778          --    $      --   $ (99,658)   $    28,845
  Exercise of
    common
    stock
    options....         --             --     427,500     4,275       (4,180)         --           --          --             95
  Purchase of
    treasury
    stock......         --             --          --        --           --      22,500       (5,500)         --         (5,500)
  Amortization
    of deferred
   compensation
    expense....         --             --          --        --       20,267          --           --          --         20,267
  Tax benefit
    from stock
    options
   exercised...         --             --          --        --       45,417          --           --          --         45,417
  Net income...         --             --          --        --           --          --           --      89,444         89,444
                  --------    -----------   ---------   -------   ----------     -------    ---------    --------     ----------
Balance,
  September 30,
  1993.........         --             --   4,500,000    45,000      149,282      22,500       (5,500)    (10,214)       178,568
  Issuance of
    preferred
    stock, less
    issuance
    costs of
    $270,227...    556,155      3,503,776          --        --           --          --           --    (270,227)      (270,227)
  Purchase of
    treasury
    stock......         --             --          --        --           --     607,500     (799,470)         --       (799,470)
  Amortization
    of deferred
   compensation
    expense....         --             --          --        --       11,336          --           --          --         11,336
  Dividends
    paid on
    redeemable
    convertible
    preferred
    stock......         --             --          --        --           --          --           --    (146,871)      (146,871)
  Accretion of
   dividends...         --         58,396          --        --           --          --           --     (58,396)       (58,396)
  Net income...         --             --          --        --           --          --           --     605,708        605,708
                  --------    -----------   ---------   -------   ----------     -------    ---------    --------     ----------
Balance,
  September 30,
  1994.........    556,155      3,562,172   4,500,000    45,000      160,618     630,000     (804,970)    120,000       (479,352)
  Accretion of
   dividends...         --        280,302          --        --           --          --           --    (280,302)      (280,302)
  Net income...         --             --          --        --           --          --           --     400,807        400,807
                  --------    -----------   ---------   -------   ----------     -------    ---------    --------     ----------
Balance,
  September 30,
  1995.........    556,155      3,842,474   4,500,000    45,000      160,618     630,000     (804,970)    240,505       (358,847)
  Exercise of
    common
    stock
    options....         --             --      58,587       586       25,579          --           --          --         26,165
  Purchase of
    treasury
    stock......         --             --          --        --           --      56,900      (25,794)         --        (25,794)
  Accretion of
   dividends...         --        140,151          --        --           --          --           --    (140,151)      (140,151)
  Tax benefit
    from stock
    options
   exercised...         --             --          --        --       35,000          --           --          --         35,000
  Net income...         --             --          --        --           --          --           --     526,670        526,670
                  --------    -----------   ---------   -------   ----------     -------    ---------    --------     ----------
Balance, March
  31, 1996
 (Unaudited)...    556,155      3,982,625   4,558,587    45,586      221,197     686,900     (830,764)    627,024         63,043
Pro Forma
  Effect of
  Conversion of
  Redeemable
  Convertible
  Preferred
  Stock into
  Common Stock
 (Unaudited)...   (556,155)    (3,982,625)  2,502,696    25,027    3,478,749          --           --     (69,884)     3,433,892
                  --------    -----------   ---------   -------   ----------     -------    ---------    --------     ----------
Pro Forma
  Balance,
  March 31,
  1996
 (Unaudited)...         --    $        --   7,061,283   $70,613   $3,699,946     686,900    $(830,764)  $ 557,140    $ 3,496,935
                  ========    ===========   =========   =======   ==========     =======    =========    ========     ==========

   The accompanying notes are an integral part of these financial statements.

                                 RESTRAC, INC.

                            STATEMENTS OF CASH FLOWS

                                                     FOR THE YEARS ENDED              FOR THE SIX MONTHS ENDED
                                                        SEPTEMBER 30,                        MARCH 31,
                                            --------------------------------------    ------------------------
                                              1993          1994          1995           1995          1996
                                            ---------    ----------    -----------    ----------    ----------
                                                                                            (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..............................  $  89,444    $  605,708    $   400,807    $  387,136    $  526,670
  Adjustments to reconcile net income to
    net cash provided by operating
    activities --
    Depreciation and amortization.........    214,849       243,948        430,597       159,044       491,171
    Deferred income taxes, net............    (53,000)     (153,669)      (448,000)      (96,759)     (117,577)
    Amortization of deferred compensation
      expense.............................     20,267        11,336             --            --            --
    Loss on disposal of property and
      equipment...........................      7,333            --          9,061        11,219            --
    Deferred rent.........................     86,364        23,124        (64,329)      (50,659)      (29,522)
    Changes in assets and liabilities --
      Accounts receivable.................   (473,956)     (885,961)    (1,332,989)     (222,788)      412,262
      Prepaid expenses and other current
         assets...........................   (162,354)       66,425       (297,180)      (41,452)       75,120
      Accounts payable....................    178,680       118,502         45,582       503,340        58,329
      Accrued expenses....................    275,889       251,088      1,474,914       276,649       246,403
      Accrued taxes.......................     (6,187)      507,118       (334,148)     (466,941)      (31,902)
      Deferred revenue....................    398,911      (108,680)     1,529,779       450,660       143,591
                                            ---------    ----------    -----------    ----------    ----------
         Net cash provided by operating
           activities.....................    576,240       678,939      1,414,094       909,449     1,744,545
                                            ---------    ----------    -----------    ----------    ----------
Cash Flows from Investing Activities:
  Purchases of property and equipment.....   (432,551)     (285,088)    (1,115,455)     (400,590)     (447,529)
  Proceeds from sale of property and
    equipment.............................         --            --          7,770            --            --
  Increase in other assets................         --        (4,255)          (941)       (1,851)      (12,598)
                                            ---------    ----------    -----------    ----------    ----------
      Net cash used in investing
         activities.......................   (432,551)     (289,343)    (1,108,626)     (402,441)     (460,127)
                                            ---------    ----------    -----------    ----------    ----------
Cash Flows from Financing Activities:
  Payments on capital lease obligations...    (68,685)      (74,182)       (26,936)      (44,216)       (3,653)
  Payments of bank notes payable..........    (89,299)      (40,000)       (46,667)           --            --
  Payments of note payable................    (73,014)           --             --            --            --
  Payment of promissory note payable to a
    related party.........................    (24,000)      (28,114)            --            --            --
  Proceeds from issuance of redeemable
    convertible preferred stock, net of
    $270,227 of issuance costs............         --     3,233,549             --            --            --
  Proceeds from exercise of common stock
    options...............................         95            --             --            --        26,165
  Tax benefit of stock option exercises...     45,417            --             --            --        35,000
  Dividends paid..........................         --      (146,871)            --            --            --
  Purchase of treasury stock..............     (5,500)     (799,470)            --            --       (25,794)
                                            ---------    ----------    -----------    ----------    ----------
      Net cash (used in) provided by
         financing activities.............   (214,986)    2,144,912        (73,603)      (44,216)       31,718
                                            ---------    ----------    -----------    ----------    ----------
Net (Decrease) Increase in Cash and Cash
  Equivalents.............................    (71,297)    2,534,508        231,865       462,792     1,346,136
                                            ---------    ----------    -----------    ----------    ----------
Cash and Cash Equivalents, beginning of
  period..................................    271,561       200,264      2,734,772     2,734,772     2,966,637
                                            ---------    ----------    -----------    ----------    ----------
Cash and Cash Equivalents, end of
  period..................................  $ 200,264    $2,734,772    $ 2,966,637    $3,197,564    $4,312,773
                                            =========    ==========    ===========    ==========    ==========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the period for
    Interest..............................  $  29,560    $   23,000    $     9,683    $    6,412    $      927
                                            =========    ==========    ===========    ==========    ==========
    Income taxes..........................  $ 166,851    $  105,241    $ 1,280,025    $  789,767    $  386,764
                                            =========    ==========    ===========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Restrac, Inc. (formerly MicroTrac Systems, Inc.) (the Company), designs, develops, markets, implements and supports human resource staffing software to automate the recruitment, selection and placement of an organization's work force. The Company's staffing software enables organizations to strategically manage their human capital by reducing hiring and placement costs, decreasing time to fill positions and providing more effective skills management and worker deployment. The Company's products, Restrac Hire, and Resume Reader for PeopleSoft, provide human resource departments with client/server solutions to quickly and efficiently build and search comprehensible "pools" of resume skills data to find the workers they need, while also managing the workflow of the staffing process.

     In 1982 the Company was incorporated under the laws of the Commonwealth of Massachusetts. On January 5, 1994, the Company was reincorporated as a Delaware corporation. On June 15, 1995, the Company amended its Certificate of Incorporation to effect a name change from MicroTrac Systems, Inc. to Restrac, Inc.

     The Company is subject to risks common to rapidly growing, technology-based companies, including dependence on key personnel, rapid technological change, competition from substitute products and larger companies, and the successful development and marketing of new commercial products and services.

     The accompanying financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to financial statements.

  (a) Unaudited Pro Forma Presentation

     The unaudited pro forma balance sheet and unaudited statement of redeemable convertible preferred stock and stockholders' equity as of March 31, 1996 reflect the automatic conversion of the redeemable convertible preferred stock into 2,502,696 shares of common stock and the accrual of $548,733 of estimated accumulated dividends payable to the redeemable convertible preferred stockholders upon the closing of the Company's proposed initial public offering (see Note 5).

  (b) Interim Financial Statements

     The accompanying balance sheet as of March 31, 1996, the statements of income and cash flows for the six months ended March 31, 1995 and 1996 and the statement of redeemable convertible preferred stock and stockholders' equity for the six months ended March 31, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the six months ended March 31, 1996 are not necessarily indicative of results to be expected for the fiscal year ending September 30, 1996.

  (c) Revenue Recognition

     Product revenue includes software license fees, third-party hardware and royalty revenue. Services revenue includes customer maintenance fees, training, installation and consulting. The Company recognizes product and services revenue in accordance with the provisions of Statement of Position No. 91-1 (SOP No. 91-1), Software Revenue Recognition.

     Product revenue from software license fees and hardware is recognized upon delivery provided there are no significant postdelivery obligations and collectibility of the revenue is probable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period, as defined in the applicable software license agreement. Prior to fiscal 1994, the Company recognized software license fees upon installation rather than delivery, as the then current product releases required

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

extensive customization subsequent to delivery. Software license fees for fiscal 1994 include $1,262,000 related to this former business practice. Royalty revenue is recognized as earned.

     Services revenue from customer maintenance fees for postcontract support is recognized ratably over the maintenance term, which is typically 12 months. When customer maintenance fees are included in an initial software license fee, the Company allocates 15% of the software license fee to the first year's maintenance. The amount allocated to customer maintenance fees for the first year is comparable to customer maintenance fees charged separately by the Company. Other service revenue from training, installation and consulting is recognized as the related services are performed.

     Deferred revenue represents payments received by the Company in advance of product delivery or service performance.

  (d) Research and Development Costs

     Research and development costs are generally charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Through March 31, 1996, all research and development costs have been expensed.

  (e) Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investment grade securities with original maturities of 90 days or less. The Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective October 1, 1994. Under SFAS No. 115, the Company's cash equivalents are classified as held-to-maturity securities. At September 30, 1994 and 1995 and March 31, 1996, cash equivalents consisted primarily of investments in money market funds.

  (f) Other Current Assets

     Other current assets primarily consist of prepaid operating expenses and inventories. The Company capitalizes prepaid expenses and amortizes them over the applicable period. Prepaid expenses amounted to $119,968 and $330,238 at September 30, 1994 and 1995, respectively, and $315,373 at March 31, 1996. Inventories are stated at the lower of cost, as determined on a first-in, first-out (FIFO) basis, or market. Inventories consist primarily of equipment that has been purchased for resale. Also included in other current assets are refundable income taxes of approximately $73,000 at September 30, 1995 and $32,000 at March 31, 1996.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

  (g) Property and Equipment

     The Company records property and equipment at cost and provides for depreciation and amortization on a straight-line basis over the estimated useful lives of the assets, as follows:

                                                                SEPTEMBER 30,        MARCH 31,
                                             ESTIMATED     -----------------------   ----------
            ASSET CLASSIFICATION            USEFUL LIFE       1994         1995         1996
    -------------------------------------  --------------  ----------   ----------   ----------
    Office equipment.....................   3 -- 5 Years   $  932,291   $1,854,638   $2,244,481
    Furniture and fixtures...............   3 -- 7 Years      143,322      307,423      365,108
    Leasehold improvements...............     5 Years         127,804      133,129      133,129
    Equipment under capital lease........  Life of Lease      123,098      123,098      123,098
                                                            ---------    ---------
                                                            1,326,515    2,418,288    2,865,816
    Less -- Accumulated depreciation and
      amortization.......................                     537,944      965,740    1,456,910
                                                            ---------    ---------
                                                           $  788,571   $1,452,548   $1,408,906
                                                            =========    =========

  (h) Income Taxes

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, a deferred tax asset or liability is measured by the enacted tax rates expected to be in effect when the differences between the financial statement and tax bases of assets and liabilities reverse.

  (i) Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Concentration of Credit Risk

     The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company's accounts receivable credit risk is not concentrated within any geographical area, and no single customer accounts for greater than 10% of total revenue or represents a significant credit risk to the Company.

  (k) Postretirement Benefits

     The Company has no obligations for postretirement benefits.

  (l) Pro Forma Net Income per Common and Common Equivalent Share

     For the fiscal year ended September 30, 1995 and for the six-month period ended March 31, 1996, pro forma net income per common and common equivalent share was based on the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method, plus the number of shares of common stock issuable upon conversion of the redeemable convertible preferred stock and the number of shares of common stock issued pursuant to the proposed initial public offering sufficient to generate proceeds for the payment of $548,733 of estimated accumulated redeemable convertible preferred stock dividends payable upon the closing of the proposed initial

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

public offering. The pro forma weighted average number of common and common equivalent shares assumes that common stock options granted and shares issued one year prior to the initial filing of a registration statement for the Company's proposed initial public offering are outstanding for the periods presented, computed in accordance with the treasury stock method. Historical net income per share data has not been presented, as such information is not considered to be relevant or meaningful.

  (m) New Accounting Standards

     During March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. The Company elected early adoption of SFAS No. 121 in the fiscal year ended September 30, 1995. The adoption of this standard did not have a material effect on its financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will continue to account for stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair value based method beginning in the fiscal year ending September 30, 1997 with comparable disclosures for the fiscal year ending September 30, 1996. The Company has not determined the impact of these pro forma adjustments.

  (n) Financial Instruments

     The estimated fair value of the Company's financial instruments, which include cash equivalents, accounts receivable and long-term debt, approximates their carrying value.

  (o) Noncash Investing and Financing Activities

     Noncash investing and financing activities include dividend accretion in the amount of $58,396 and $280,302 for the fiscal years ended September 30, 1994 and 1995, respectively, and $128,480 and $140,151 for the six months ended March 31, 1995 and 1996, respectively. Additional noncash investing and financing activities during the fiscal year ended September 30, 1994 include a $31,174 increase in equipment under capital leases and a $100,000 increase in property and equipment under a note payable.

(2)  BUYOUT OF DISTRIBUTION RIGHTS

     On January 1, 1991, the Company acquired certain of the assets of Borwick International, Inc. (Borwick), an international consulting firm which developed and marketed related software known as SuccessPlan (the Product). As part of this 1991 agreement, Borwick was granted the exclusive right to distribute the Product outside of North America, and the Company was prohibited from selling any competitive products in these territories.

     On September 30, 1995, the Company entered into an agreement that terminated Borwick's remaining distribution rights to the Product and removed any restrictions on the Company's ability to sell competitive products. As a result of this agreement, the Company recorded a non-recurring charge to operations of $1,010,952 in the fiscal year ended September 30, 1995, representing the present value of payments made and payable under the terms of this agreement. The Company does not have established distribution channels to license and support its products outside of North America. Accordingly, the cost of the distribution rights was charged to operations, as management is of the opinion that the realizability of such cost is uncertain.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

(3)  LINE OF CREDIT

     At March 31, 1996, the Company had a $1,000,000 revolving line of credit with a bank. Borrowings outstanding under the line are limited to 70% of eligible accounts receivable, as defined, bear interest at the bank's prime rate (8.25% at March 31, 1996) plus 1%, and are collateralized by all corporate assets. There were no borrowings outstanding as of September 30, 1994 and 1995 or as of March 31, 1996. As part of the loan agreement, the Company is required to maintain certain restrictive financial covenants, as defined. This revolving line of credit expires on March 1, 1997.

(4)  LONG TERM OBLIGATIONS AND COMMITMENTS

  (a) Note Payable to Bank

     Included in other liabilities at September 30, 1994, is a note payable to a bank with interest at prime (7.75%) plus 2%. During 1995, the Company paid all amounts outstanding under the note payable to the bank.

  (b) Leases

     The Company leases its facilities and certain equipment under operating leases and certain equipment under capital leases that expire through 1997.

     Future minimum rental payments as of March 31, 1996 under both the operating and capital leases are as follows:

                                                                      CAPITAL     OPERATING
                                                                      LEASES       LEASES
                                                                      -------     ---------
    1996 (six months as of March 31)................................  $ 5,507     $ 279,642
    1997............................................................    5,343       163,211
                                                                      -------      --------
                                                                       10,850     $ 442,853
                                                                                   ========
              Less -- Amount representing interest..................      897
                                                                      -------
    Present value of minimum lease payments.........................    9,953
              Less -- Current portion...............................    3,967
                                                                      -------
                                                                      $ 5,986
                                                                      =======

     Aggregate net rental expense included in the accompanying statements of income for the years ended September 30, 1993, 1994 and 1995 and the six months ended March 31, 1995 and 1996 is approximately $159,000, $188,000, $330,200,
$108,000 and $255,500, respectively.

     Leases with escalating rents or free rent periods are expensed on a straight-line basis over the fixed term of the lease. Deferred rent arises when expense recorded exceeds actual payments. Deferred rent of approximately $109,000, $45,000 and $15,000 is included in other liabilities in the accompanying balance sheets at September 30, 1994, 1995 and March 31, 1996, respectively.

(5)  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     On January 5, 1994, the Company amended its Certificate of Incorporation to authorize the issuance of 1,000,000 shares of Preferred Stock with a par value of $1.00 per share and issued 556,155 shares of redeemable convertible preferred stock (Preferred Stock) for a purchase price of $6.30 per share for proceeds of $3,233,549, net of $270,227 of issuance costs. The Company has reserved 2,502,696 shares of common stock for the conversion of Preferred Stock into common stock.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

     The rights, preferences and privileges of the Preferred Stock are as follows:

     (a) Redemption

          At the request of any holder of Preferred Stock at any date within 30 days following November 5, 1998 (the Redemption Date), the Company is required to redeem the Preferred Stock 60 days following the Redemption Date. The redemption price for the Preferred Stock is $6.30 plus any accrued but unpaid dividends.

     (b) Conversion

          Each share of Preferred Stock is convertible based on a conversion rate of four and one-half shares of common stock for each share of Preferred Stock, subject to adjustment for certain dilutive events. Conversion is at the option of the holder; however, conversion of all the Preferred Stock is automatic upon the closing of a qualified public offering of the Company's common stock at an offering price of at least $4.20 per share and aggregating net proceeds to the Company of at least $10,000,000. In connection with the Company's proposed initial public offering, the outstanding shares of Preferred Stock will automatically convert into 2,502,696 shares of common stock.

     (c) Liquidation Preferences and Voting Rights

          Preferred stockholders have a preference in liquidation over common stockholders of $6.30 per share plus any accrued and unpaid dividends whether or not declared. The total liquidation preference as of September 30, 1994 and 1995 and March 31, 1996 was $3,562,172, $3,842,474, and
     $3,982,625, respectively. Preferred stockholders are entitled to vote as if the Preferred Stock had been converted into common stock.

     (d) Dividends

          Dividends accrue on the conversion value of the Preferred Stock at 8% per annum whether or not declared. The conversion value of the Preferred Stock is equal to $6.30 per share. The dividend rate will increase to 12% per annum if net operating income, as defined, in the prior year is less than $800,000. This increase has been waived for fiscal 1996 due to the impact of the nonrecurring charge recorded in fiscal 1995, as discussed in
     Note 2. In addition, the dividends are payable quarterly, if declared, or upon liquidation or automatic conversion of the Preferred Stock. During the fiscal years ended September 30, 1994 and 1995, and the six months ended March 31, 1996, the carrying value of the Preferred Stock has been increased by accreted dividends of $58,396, $280,302 and $140,151, respectively. In 1994, dividends of $146,871 were declared and paid; no dividends were either declared or paid in 1995 and 1996. Both accreted and paid dividends were charged to retained earnings in the accompanying financial statements. Upon the closing of the proposed initial public offering of common stock, accumulated dividends of $548,733, which includes approximately $70,000 of dividends accrued from April 1, 1996 through the estimated date of closing which will be paid to the preferred stockholders.

(6)  STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Authorized Capital Stock

     On May 8, 1996, the stockholders of the Company approved an increase in the authorized number of shares of $.01 par value common stock to 30,000,000 shares and the authorization of 5,000,000 shares of $.01 par value preferred stock.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

  (b) Stock Dividends

     On May 22, 1995, the Company's Board of Directors declared a three-for-one stock split, effected in the form of a stock dividend, payable on May 22, 1995. On May 8, 1996, the Board of Directors approved a three-for-two stock split, effected in the form of a stock dividend. Accordingly, all shares of common stock, options to purchase common stock and the conversion ratio of the Preferred Stock have been retroactively adjusted to reflect these stock splits for all periods presented in the accompanying balance sheets and statements of changes in redeemable convertible preferred stock and stockholders' equity (deficit).

  (c) Stock Option Plans

     All of the outstanding options under the 1990 Stock Option Plan (the 1990
Plan) were exercised prior to the establishment of the 1994 Stock Option Plan (the 1994 Plan). The 1994 Plan enables the Company's Board of Directors to grant nonqualified and incentive stock options (ISOs) and shares of common stock. ISOs are granted at the then fair market value as determined by the Company's Board of Directors. On May 8, 1996, the 1994 Plan was amended to decrease the maximum number of statutory and nonstatutory options to purchase to 641,884 shares of common stock. The Company has reserved 641,884 shares of common stock for the exercise of stock options under the 1994 Plan. No further option grants will be made under the 1994 Plan. Under the terms of the 1994 Plan, options generally are exercisable at the date of grant, vest over four years and expire ten years after the date of grant. Upon termination of employment, exercised but unvested options are repurchasable by the Company at the exercise price, while exercised and vested options are repurchasable by the Company at the then current fair market value of the common stock.

     Stock option activity for the 1990 Plan and 1994 Plan were as follows:

                                                                NUMBER OF      OPTION PRICE
                                                                 SHARES         PER SHARE
                                                                ---------     --------------
    Outstanding, September 30, 1992...........................    405,000     $       0.0002
      Granted.................................................     22,500             0.0002
      Exercised...............................................   (427,500)            0.0002
                                                                 --------         ----------
    Outstanding, September 30, 1993...........................         --                 --
      Granted.................................................    494,446               0.44
                                                                 --------         ----------
    Outstanding, September 30, 1994...........................    494,446               0.44
      Granted.................................................    302,001      0.44 --  2.00
      Canceled................................................   (195,079)              0.44
                                                                 --------         ----------
    Outstanding, September 30, 1995...........................    601,368      0.44 --  2.00
      Granted.................................................     54,480      2.00 --  3.00
      Exercised...............................................    (58,587)     0.44 --  2.00
      Canceled................................................    (79,342)     0.44 --  2.00
                                                                 --------         ----------
    Outstanding, March 31, 1996...............................    517,919     $0.44 -- $3.00
                                                                 ========         ==========
    Vested, March 31, 1996....................................    158,143     $         0.44
                                                                 ========         ==========

     In October 1995, an employee exercised options under the 1994 Plan to purchase 56,900 shares of common stock at an exercise price of $0.44 per share. The Company repurchased these shares at $2.00 per share for an aggregate of $113,799. The Company recorded the difference between the aggregate exercise price and the amount paid to the former employee as compensation expense included in sales and marketing expense for the six months ended March 31, 1996.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

     In April and May 1996, the Company granted 28,425 and 95,500 options under the 1994 Plan to purchase common stock at $4.67 and $11.00 per share, respectively.

     On May 8, 1996, the Board of Directors and stockholders of the Company approved the adoption of the 1996 Stock Option and Grant Plan (the 1996 Plan), which provides for the issuance of options to purchase 958,156 shares of Common Stock. The 1996 Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) options that do not so qualify and (iii) shares of Common Stock. The 1996 Plan is administered by the Compensation Committee as appointed by the Board of Directors from time to time.

  (d) Employee Stock Purchase Plan

     On May 8, 1996, the Board of Directors authorized the 1996 Employee Stock Purchase Plan (the Employee Plan). Under the Employee Plan, the Company may issue up to an aggregate of 150,000 shares of common stock to employees at 85% of the lower of the fair market value of the common stock on the first or last day of each six-month purchase period.

(7)  INCOME TAXES

     The provision for income taxes in the accompanying statements of income consists of the following for the years ended September 30, 1993, 1994 and 1995:

                                                         1993         1994          1995
                                                       --------     ---------     ---------
    Current --
      Federal........................................  $123,811     $ 378,475     $ 541,200
      State..........................................    35,606       114,029       181,100
                                                       --------     ---------     ---------
                                                        159,417       492,504       722,300
                                                       --------     ---------     ---------
    Deferred --
      Federal........................................    (9,000)     (117,417)     (354,250)
      State..........................................   (44,000)      (36,252)      (93,750)
                                                       --------     ---------     ---------
                                                        (53,000)     (153,669)     (448,000)
                                                       --------     ---------     ---------
              Total provision........................  $106,417     $ 338,835     $ 274,300
                                                       ========     =========     =========

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

     The deferred tax amounts as of September 30, 1994 and 1995 are as follows:

                                                                       1994         1995
                                                                     --------     --------
    Deferred tax asset --
      Current --
         Nondeductible reserves....................................  $154,119     $197,254
         Deferred revenue..........................................   399,000      521,000
                                                                     --------     --------
                                                                      553,119      718,254
                                                                     --------     --------
      Long-term --
         Buyout of distribution rights.............................        --      188,000
         Nondeductible reserves....................................     8,000       30,000
                                                                     --------     --------
                                                                        8,000      218,000
                                                                     --------     --------
              Total gross deferred tax asset.......................   561,119      936,254
                                                                     --------     --------
      Less -- Valuation allowance..................................   258,550      171,672
                                                                     --------     --------
              Net deferred tax asset...............................  $302,569     $764,582
                                                                     ========     ========
    Deferred tax liability --
      Long-term --
         Differences between book and tax depreciation.............  $ 53,777     $ 63,777
                                                                     ========     ========

     Due to the uncertainty surrounding the realizability of the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance of approximately $259,000 and $172,000 against its otherwise recognizable net deferred tax asset at September 30, 1994 and 1995, respectively.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Provision at federal statutory rate............................  34.0%    34.0%    34.0%
    State income tax, net of federal benefit.......................   6.3      6.3      6.3
    Other, net.....................................................  14.0     (4.4)      .3
                                                                     ----     ----     ----
              Effective tax rate...................................  54.3%    35.9%    40.6%
                                                                     ====     ====     ====

     For the six months ended March 31, 1995 and 1996, the Company provided for income taxes at an effective rate of 40.1% and 43.8%, respectively.

(8)  EMPLOYEE BENEFIT PLAN

     The Company maintains an employee benefit plan (the Benefit Plan) under
Section 401(k) of the Internal Revenue Code. The Benefit Plan is available to all full-time U.S. employees. The Benefit Plan allows for employees to make contributions up to a specified percentage of their compensation. Under the Benefit Plan, the Company makes discretionary contributions, which for the fiscal years ended 1994 and 1995 was a match of 20% of the employees' contributions up to a maximum annual match of 1% of each employee's salary. The Company contributed approximately $14,000 and $33,000 during the fiscal years ended September 30, 1994 and 1995, respectively.

                                 RESTRAC, INC.

                         NOTES TO FINANCIAL STATEMENTS

         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS -- CONTINUED)

(9)  ACCRUED EXPENSES

     Accrued expenses at September 30, 1994 and 1995 and at March 31, 1996 consist of the following:

                                                        1994          1995           1996
                                                      --------     ----------     ----------
    Payroll and payroll-related costs...............  $286,164     $1,338,855     $  947,497
    Buyout of distribution rights (Note 2)..........        --        310,000        310,000
    Customer deposits...............................        --             --        395,000
    Other accrued expenses..........................   419,401        531,624        774,385
                                                      --------     ----------     ----------
                                                      $705,565     $2,180,479     $2,426,882
                                                      ========     ==========     ==========

(10)  OTHER INCOME

     Other income consists of the following:

                                                                          FOR THE SIX MONTHS
                                         FOR THE YEARS ENDED                    ENDED
                                            SEPTEMBER 30,                     MARCH 31,
                                   --------------------------------     ----------------------
                                     1993       1994         1995        1995           1996
                                   --------   --------     --------     -------       --------
    Interest income..............  $  3,655   $ 70,592     $163,003     $71,149       $ 88,485
    Interest expense.............   (29,560)   (23,028)      (9,683)     (6,412)          (927)
    Other........................    49,815     25,499      (15,613)     (2,141)        13,822
                                   --------   --------     --------
                                   $ 23,910   $ 73,063     $137,707     $62,596       $101,380
                                   ========   ========     ========

- ------------------------------------------------------
- ------------------------------------------------------
  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.
                         -----------------------------
                               TABLE OF CONTENTS
                         -----------------------------

                                        Page
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   11
Dividend Policy.......................   11
Capitalization........................   12
Dilution..............................   13
Selected Financial Data...............   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   15
Business..............................   24
Management............................   35
Certain Transactions..................   41
Principal and Selling Stockholders....   43
Description of Capital Stock..........   45
Shares Eligible for Future Sale.......   48
Underwriting..........................   50
Legal Matters.........................   51
Experts...............................   51
Additional Information................   51
Index to Financial Statements.........  F-1

                        --------------------------------
  Until             , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------
                                2,500,000 SHARES

                                      LOGO

                                  COMMON STOCK

                         -----------------------------
                                   PROSPECTUS
                         -----------------------------
                             MONTGOMERY SECURITIES

                          WESSELS, ARNOLD & HENDERSON

                          ADAMS, HARKNESS & HILL, INC.
                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the fees and expenses payable by the Company in connection with the issuance and distribution of the shares of Common Stock, including fees and expenses attributable to shares to be sold on behalf of the Selling Stockholders:

    Securities and Exchange Commission registration fee.......................  $ 13,880
    NASD filing fee...........................................................     4,525
    NASDAQ listing fee........................................................    20,000
    Blue Sky fees and expenses................................................    20,000
    Printing expenses.........................................................   100,000
    Legal fees and expenses...................................................   200,000
    Accounting fees and expenses..............................................   200,000
    Transfer Agent fees.......................................................    10,000
    Miscellaneous.............................................................    31,595
                                                                                --------
      Total...................................................................  $600,000
                                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "GCLD") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under subsection (a), the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Subsection (b) of Section 145 of the GCLD empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been found to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Subsection (d) of Section 145 of the GCLD permits indemnification under subsections (a) and (b) of Section 145 only if authorized in the specific case following a determination that the individual seeking indemnification has met the standard of conduct required by the applicable subsection. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by
Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation has the power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Section 102(b)(7) of the GCLD provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCLD, or (iv) for any transaction from which the director derived an improper personal benefit.

     Reference is made to Article V of the Amended and Restated By-laws of the Company which provides for indemnification by the Company of its directors and officers under certain circumstances against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director or officer of the Company if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe that his or her conduct was unlawful.

     Reference is made to the form of Underwriting Agreement (to be attached as Exhibit 1 to this Registration Statement) which provides for indemnification by the Underwriters of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act.

     The Company has entered into Indemnity Agreements with its directors which provide contractual rights to indemnification for certain expenses incurred by such directors arising from suits brought against them in their capacities as directors of the Company, to the extent permitted by Delaware law and the Company's Certificate of Incorporation.

     The Company intends to purchase directors' and officers' liability insurance covering its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Company has issued unregistered securities to a limited number of persons, as described below. No underwriters or underwriting discounts or commissions were involved. There was no public offering in any such transaction, and the Company believes that each transaction, unless otherwise noted, was exempt from registration requirements of the Securities Act of 1933 as amended (the

"Securities Act"), by reason of Section 4(2) thereof, based on the private nature of the transactions and the financial sophistication of the purchasers, all of whom had access to complete information concerning the Company and acquired the securities for investment and not with a view to the distribution thereof.

     Pursuant to a Stock Purchase Agreement, on January 5, 1994, the Company issued 517,546 shares of Convertible Preferred Stock to investment funds associated with TA Associates, Inc., 28,951 shares of Convertible Preferred Stock to Chestnut III Limited Partnership and 9,658 shares of Convertible Preferred Stock to Chestnut Capital International III Limited Partnership, for an aggregate purchase price of $3,503,776.50.

     From October 1, 1992 to May 8, 1996, the Company issued options to purchase 997,352 shares of Common Stock to employees and consultants of the Company pursuant to the Company's Stock Option Plans. During such period, 486,087 shares of Common Stock were issued to option holders upon exercise of options. The Company believes that the transactions described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder because the issuance of the options described was pursuant to a written compensatory benefit plan of the Company, a copy of which was given to each participant in the plan, and the aggregate offering price did not exceed the limit prescribed by Rule 701.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this Registration Statement.

EXHIBIT NO.                                      DESCRIPTION
- -----------   ----------------------------------------------------------------------------------
        1     Form of Underwriting Agreement among the Underwriters named therein and the
              Company
      3.1     Form of First Amended and Restated Certificate of Incorporation of the Company
      3.2     Form of Second Amended and Restated Certificate of Incorporation of the Company
      3.3     Amended and Restated By-laws of the Company
  *   4.1     Specimen certificate for shares of Common Stock, $.01 par value, of the Company
  *     5     Opinion of Goodwin, Procter & Hoar LLP as to the legality of the shares of the
              Company's Common Stock
     10.1     Stock Purchase Agreement dated January 5, 1994, as amended, by and between the
              Company and the Purchasers identified therein
     10.2     Stock Redemption Agreement dated January 5, 1994 between the Company and J. Paul
              Costello, Lars D. Perkins and John P. Jopling
     10.3     Registration Rights Agreement dated January 5, 1994 between the Company and Lars
              D. Perkins, J. Paul Costello and John P. Jopling
  *  10.4     Restrac, Inc. 1994 Stock Option Plan
  *  10.5     Restrac, Inc. 1996 Stock Option and Grant Plan
     10.6     Restrac, Inc. 1996 Employee Stock Purchase Plan
     10.7     Paid-up Software License dated as of January 1, 1993 by and between the Company and Costello and Company, Inc.
    +10.8     VAR Agreement dated November 27, 1991 between the Company and Verity, Inc. and all amendments thereto
    +10.9     Value Added Reseller License Agreement dated August 31, 1992 by and between
              The Analytic Sciences Corporation and the Company
   +10.10     Joint Marketing Agreement with Referral Fee Payments dated as of October 1, 1994 between the Company and PeopleSoft, Inc.
     11.1     Statement regarding computation of earnings per share

  *  23.1     Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as Exhibit
              5 hereto)
     23.2     Consent of Arthur Andersen LLP
       24     Power of Attorney (included on signature page of Registration Statement as filed)
       27     Financial Data Schedule

- ---------------
* To be filed by amendment.

+ Confidential treatment requested as to portions of this document.

     (b) Financial Statement Schedules.

SCHEDULE NO.                                     DESCRIPTION
- ------------   --------------------------------------------------------------------------------
Schedule II    Valuation and Qualifying Accounts

     Other financial schedules have not been included because they are not applicable.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dedham, Commonwealth of Massachusetts on the 10th day of May, 1996.

                                          RESTRAC, INC.

                                          By: /s/  LARS D. PERKINS

                                            ------------------------------------
                                            Lars D. Perkins
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and Directors of Restrac, Inc., hereby severally constitute Lars D. Perkins and Cynthia G. Eades and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments (including any post-effective amendments) to said Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and generally to do all such things in our names and in our capacities as officers and Directors to enable Restrac, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments (including any post-effective amendments) thereto (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act).

     Pursuant to the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                     DATE
- ------------------------------------------  -----------------------------------  -------------
/s/  LARS D. PERKINS                        Director, Chief Executive Officer     May 10, 1996
- ------------------------------------------  and President (Principal
Lars D. Perkins                             Executive Officer)
/s/  CYNTHIA G. EADES                       Chief Financial Officer               May 10, 1996
- ------------------------------------------  (Principal Financial Officer and
Cynthia G. Eades                            Principal Accounting Officer)
/s/  RUSSELL J. CAMPANELLO                  Director                              May 10, 1996
- ------------------------------------------
Russell J. Campanello
/s/  J. PAUL COSTELLO                       Director                              May 10, 1996
- ------------------------------------------
J. Paul Costello
/s/  A. BRUCE JOHNSTON                      Director                              May 10, 1996
- ------------------------------------------
A. Bruce Johnston

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Restrac, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the balance sheets of Restrac, Inc. as of September 30, 1994 and 1995 and the related statements of operations, changes in convertible redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1995, included in this Registration Statement, and have issued our report thereon dated November 30, 1995 (except with respect to the matters discussed in Note 6, as to which the date is May 8,
1996). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in S-2 is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 30, 1995 (except with respect to the matters discussed in Note 6, as to which the date is May 8, 1996)

                       VALUATION AND QUALIFYING ACCOUNTS

               FOR THE YEARS ENDED SEPTEMBER 30, 1993, 1994, 1995

                                                        BALANCE,
                                                      BEGINNING OF    CHARGED                   BALANCE,
          ALLOWANCE FOR DOUBTFUL ACCOUNTS                 YEAR       TO EXPENSE   WRITE-OFFS   END OF YEAR
- ----------------------------------------------------  ------------   ----------   ----------   -----------
Year ended September 30, 1993.......................    $ 29,000      $  9,714     $ 15,714      $23,000
Year ended September 30, 1994.......................      23,000             0        6,000       17,000
Year ended September 30, 1995.......................      17,000       317,080       34,080      300,000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                    DESCRIPTION                                    PAGE
- ------   ------------------------------------------------------------------------------  ----
    1    Form of Underwriting Agreement among the Underwriters named therein and the
         Company.......................................................................
  3.1    Form of First Amended and Restated Certificate of Incorporation of the
         Company.......................................................................
  3.2    Form of Second Amended and Restated Certificate of Incorporation of the
         Company.......................................................................
  3.3    Amended and Restated By-laws of the Company...................................
* 4.1    Specimen certificate for shares of Common Stock, $.01 par value, of the
         Company.......................................................................
*   5    Opinion of Goodwin, Procter & Hoar LLP as to the legality of the shares of the
         Company's Common Stock........................................................
 10.1    Stock Purchase Agreement dated January 5, 1994 by and between the Company and the Purchasers identified therein.........................................
 10.2    Stock Redemption Agreement dated January 5, 1994 between the Company and
         J. Paul Costello, Lars D. Perkins and John P. Jopling.........................
 10.3    Registration Rights Agreement dated January 5, 1994 between the Company and
         Lars D. Perkins, J. Paul Costello and John P. Jopling.........................
*10.4    Restrac, Inc. 1994 Stock Option Plan..........................................
*10.5    Restrac, Inc. 1996 Stock Option and Grant Plan................................
 10.6    Restrac, Inc. 1996 Employee Stock Purchase Plan...............................
 10.7    Paid-up Software License dated as of January 1, 1993 by and between the
         Company and Costello and Company, Inc.........................................
+10.8    VAR Agreement dated November 27, 1991 between the Company and Verity, Inc.
         and all amendments thereto....................................................
+10.9    Value Added Reseller License Agreement dated August 31, 1992 by and between
         The Analytic Sciences Corporation and the Company.............................
+10.10   Joint Marketing Agreement with Referral Fee Payments dated as of October 1,
         1994 between the Company and PeopleSoft, Inc..................................
 11.1    Statement regarding computation of earnings per share.........................
*23.1    Consent of Goodwin, Procter & Hoar LLP (included in their opinion filed as
         Exhibit 5 hereto).............................................................
 23.2    Consent of Arthur Andersen LLP................................................
   24    Power of Attorney (included on signature page of Registration Statement as filed)........................................................................
   27    Financial Data Schedule.......................................................

- ---------------
* To be filed by amendment

+ Confidential treatment requested as to portions of this document.